Exhibit 10.4

EXECUTION COPY

FIRST LIEN TERM LOAN AND GUARANTY AGREEMENT

Dated as of July 31, 2007

Among

TOWER AUTOMOTIVE HOLDINGS USA, LLC

and

TOWER AUTOMOTIVE HOLDINGS EUROPE B.V.,

as Borrowers,

and

TOWER AUTOMOTIVE, LLC, TOWER AUTOMOTIVE HOLDINGS I,

LLC, TOWER AUTOMOTIVE HOLDINGS II(a), LLC, TOWER

AUTOMOTIVE HOLDINGS II(b), LLC, AND THE OTHER US LOAN

PARTIES PARTY HERETO,

as Guarantors

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

GOLDMAN SACHS CREDIT PARTNERS L.P.,

Syndication Agent

J.P. MORGAN SECURITIES INC. and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

Joint Bookrunners

and

Joint Lead Arrangers

i

ANNEX A	Commitment Amounts

EXHIBIT A	Form of Security Agreement
EXHIBIT B-1	Form of Opinion of Lowenstein Sandler PC
EXHIBIT B-2	Form of Opinions of Freshfields Bruckhaus Deringer
EXHIBIT B-3	Form of Opinions of Allen & Overy LLP
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Mandatory Costs Rate
EXHIBIT E	Form of Affiliate Subordination Agreement
EXHIBIT F-1	Form of Mortgage (Fee)
EXHIBIT F-2	Form of Mortgage (Leasehold)
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Joinder Agreement
EXHIBIT I	Form of Foreign Subsidiary Guarantee
EXHIBIT J	Form of Landlord Consent and Agreement
EXHIBIT K	Form of Borrowing Request

SCHEDULE 1.01(a)	Existing Letters of Credit
SCHEDULE 1.01(b)	Foreign Collateral Documents
SCHEDULE 1.01(c)	Non-Material Subsidiaries
SCHEDULE 3.05	Subsidiaries
SCHEDULE 3.06	Government Approvals
SCHEDULE 3.08	Litigation
SCHEDULE 3.12(a)	Collective Bargaining / Labor Agreements
SCHEDULE 3.12(b)	Labor Matters
SCHEDULE 3.15(a)	Properties
SCHEDULE 4.01(d)	Initial Mortgaged Properties
SCHEDULE 5.13(f)	Leasehold Interests

SCHEDULE 6.01	Liens
SCHEDULE 6.03	Indebtedness
SCHEDULE 6.05	Investments
SCHEDULE 6.06(j)	Permitted Dispositions
SCHEDULE 6.08	Agreements with Affiliates

v

FIRST LIEN TERM LOAN AND GUARANTY AGREEMENT

FIRST LIEN TERM LOAN AND GUARANTY AGREEMENT, dated as of July 31, 2007 among TOWER AUTOMOTIVE HOLDINGS USA, LLC, (the “US Borrower”), TOWER AUTOMOTIVE HOLDINGS EUROPE B.V. (the “European Borrower”), TOWER AUTOMOTIVE, LLC (“Holdings”), TOWER AUTOMOTIVE HOLDINGS I, LLC (“Holdco”), TOWER AUTOMOTIVE HOLDINGS II(a), LLC, TOWER AUTOMOTIVE HOLDINGS II(b), LLC (together with Tower Automotive Holdings II(a), LLC, “Foreign Holdco”), the Subsidiary Guarantors listed on the signature pages hereto, JPMORGAN CHASE BANK, N.A., a national banking association, GOLDMAN SACHS CREDIT PARTNERS L.P. and each of the other financial institutions from time to time party hereto, as Lenders and JPMORGAN CHASE BANK, N.A., as Issuing Lender and as administrative agent (in such capacity, the “Agent”) for the Lenders.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, pursuant to the Plan of Reorganization and the Purchase Agreement, Tower Automotive, LLC, a Delaware limited liability company formerly known as TA Acquisition Company, LLC, formed by the Sponsor Group, will acquire substantially all of the assets and assume certain liabilities of the Tower Group (the “Acquisition”);

WHEREAS, the total cash consideration to be paid to or on behalf of the Sellers pursuant to the Purchase Agreement and to pay fees and expenses incurred in connection with the Transactions is approximately $1,100,000,000 (the “Acquisition Consideration”);

WHEREAS, in order to fund, in part, the Acquisition Consideration, the Sponsor Group will directly or indirectly make cash equity contributions, in the form of common or preferred stock or similar instruments (the “Equity Contribution”) to Holdings in an aggregate amount not less than $225,000,000;

WHEREAS, in order to fund, in part, the Acquisition Consideration, (i) the US Borrower will borrow on the Closing Date (ii) up to $5,400,000 in aggregate principal amount of revolving credit loans (the “Revolving Credit Loans”) pursuant to the Revolving Credit Facility Loan Documents (which facility provides for borrowings of up to $200,000,000) and (iii) the Borrowers will borrow up to $115,000,000 in aggregate principal amount of second lien term loans (the “Second Lien Term Loans”) pursuant to the Second Lien Term Facility Loan Documents;

WHEREAS, in connection with the foregoing, the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of up to $510,000,000 in aggregate principal amount of Loans. The proceeds of the Equity Contribution, the Loans, the Second Lien Term Loans and the Revolving Credit Loans made on the Closing Date will be used to provide the Acquisition Consideration. The Borrower will use the letters of credit to be made available pursuant to this Agreement for general corporate purposes of the Borrower and its subsidiaries;

WHEREAS, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, (i) the US Borrower has agreed to secure all of its Secured Obligations by granting to the Agent, for the benefit of the Secured Parties, first and second priority liens on its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries and certain of the Equity Interests of each of its Foreign Subsidiaries and (ii) the European Borrower has agreed to secure all of its Secured Obligations by granting to the Agent, for the benefit of the Secured Parties, liens on its assets; and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, (i) the US Loan Parties have agreed to guarantee the Secured Obligations and, other than Holdings, to secure their respective guarantees by granting to the Agent, for the benefit of the Secured Parties, first and second priority liens on their respective assets, including a pledge of all of the Equity Interests of each of their Domestic Subsidiaries and certain of the Equity Interests of each of their Foreign Subsidiaries and (ii) the Guarantors that are not US Loan Parties have agreed to guarantee the Secured Obligations of the European Borrower under and pursuant to the Foreign Subsidiary Guarantee and to secure their respective guarantees by granting to the Agent, for the benefit of the Secured Parties, liens on certain of their assets.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms.

“ABR”, when used in reference to any Loan or Group, refers to whether such Loan, or the Loans comprising such Group, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Assets” shall have the meaning given such term in the Purchase Agreement.

“Acquisition” shall have the meaning given such term in the recitals to this Agreement.

“Acquisition Consideration” shall have the meaning given such term in the recitals to this Agreement.

“Additional US Loan Commitment” shall have the meaning given such term in Section 2.28(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Group for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit E pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agent” shall have the meaning given such term in the preamble.

“Agreement” shall mean this First Lien Term Loan and Guaranty Agreement, as the same may from time to time be amended, modified or supplemented in accordance with Section 10.09.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of the Prime Rate in effect on such day and the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change.

“Amortization Amount” shall mean, on any date, as to either Borrower, an amount equal to 0.25% of the sum of (i) the initial aggregate principal amount of Loans made to such Borrower and (ii) the aggregate principal amount of Loans made to such Borrower pursuant to Section 2.28.

“Amortization Date” shall mean each January 31, April 30, July 31 and October 31 subsequent to the Closing Date and prior to the Maturity Date.

“Applicable ABR Margin” shall mean 3.00% per annum.

“Applicable Euro Margin” shall mean 4.00% per annum.

“Applicable Eurodollar Margin” shall mean 4.00% per annum.

“Applicable LC Fee” shall mean at any time 4.00% per annum or, if a Payment Default Event shall have occurred and be continuing at such time, 6.00% per annum.

“Approved Amount” shall mean an amount equal to 5,000,000 (or a larger multiple of 1,000,000) units of the relevant currency; provided that (i) the applicable Borrower may borrow the full amount of the Commitments of the related Class on the Closing Date pursuant to Section 2.01 and (ii) the applicable Borrower may prepay the full outstanding principal amount of the Loans of the related Class at any time pursuant to Section 2.13.

“Approved Fund” shall have the meaning given such term in Section 10.03.

“Arrangers” shall mean JPMorgan and GSCP.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by any Group Member to any Person other than a Group Member of (a) any Equity Interests of any Subsidiary (other than directors’ qualifying shares and shares required by applicable law to be held by foreign nationals (but only to the extent of such legal requirement)) or (b) any other assets of any Group Member (other than (i) inventory, damaged, surplus, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business and (ii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $10,000,000 in the aggregate in any calendar year), other than any disposition of assets permitted under Section 6.06(d), 6.06(e) or 6.06(f).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, substantially in the form of Exhibit C.

“Assumed Contracts” shall have the meaning given such term in the Purchase Agreement.

“Assumed Liabilities” shall have the meaning given such term in the Purchase Agreement.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall mean the European Borrower or the US Borrower. References to “the Borrower” in connection with any Loan or Letter of Credit are to the particular Borrower to which such Loan is (or is to be) made or at whose request the particular Letter of Credit is (or is to be) issued.

“Borrowers” shall mean collectively the European Borrower and the US Borrower.

“Borrowing Request” shall mean a request by the Borrower for a borrowing in accordance with Section 2.03 in the form of Exhibit K or in such other form as is approved by the Agent.

“Business” shall mean (i) the business intended to be conducted by the Holdco Group as a result of the Acquisition and to which the Acquired Assets, the Assumed Contracts and the Assumed Liabilities directly relate and (ii) such business as was conducted prior to the Closing Date by the Tower Group.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed); provided, however, that (a) when used in connection with any Eurodollar Loan, the term “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York, and (b) when used in connection with a Euro Loan, the term “Business Day” shall mean any day on which dealings in Euro between banks may be carried on in London, England, New York, New York; provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Euro Loans, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Agent to be suitable replacement) is open for settlement of payment in Euro.

“CAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 2.24.

“CAM Exchange Date” shall mean the first date after the Closing Date on which there shall occur (a) any event described in paragraph (e) or (f) of Article 7 with respect to either Borrower or (b) an acceleration of the maturity of Loans pursuant to Article 7.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a percentage, of which (a) the numerator shall be the sum of (i) the aggregate principal amount of Loans, if any, owed to such Lender and (ii) the LC Exposure, if any, of such Lender, in each case immediately prior to the CAM Exchange Date and (b) the denominator shall be the sum of (i) the aggregate principal amount of Loans owed to all the Lenders and (ii) the aggregate LC Exposure of all the Lenders, in each case immediately prior to such CAM Exchange Date.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether (i) paid in cash and not theretofore accrued or (ii) accrued as liabilities during such period, and including that portion of any Capitalized Lease which is capitalized on the consolidated balance sheet of the Holdco Group) net of cash amounts received by the Holdco Group from other Persons during such period in reimbursement of Capital Expenditures made by the Holdco Group, excluding interest capitalized during construction, made by the Holdco Group during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Holdco Group (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by the Holdco Group to the extent of the gross amount of such purchase price less the “trade-in” value or credit granted by the purchaser of the equipment being traded in at such time), but excluding expenditures made (A) in connection with the replacement or restoration of assets to the extent reimbursed or financed from (x) insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored or (y) awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced and (B) from the proceeds of an equity contribution made to a Group Member by a Person that is not a Group Member.

“Capitalized Lease” shall mean, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralization” shall have the meaning given such term in Section 2.02(k).

“Casualty Event” shall mean any casualty or other insured damage to, or loss or destruction of, any property or assets of any Group Member, or any taking of any such property or assets under any power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property or assets in lieu of a condemnation or similar taking thereof, in each case to the extent that the fair market value of such property or assets exceeds $1,000,000 for any individual occurrence or series of related occurrences.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or Issuing Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

A “Change of Control” shall be deemed to have occurred if (a) at any time prior to a Qualified IPO, the Sponsor Group shall fail to own directly or indirectly, beneficially and of record, Equity Interests representing at least 51% of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (b) after a Qualified IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended) other than the Sponsor Group shall own directly or indirectly, beneficially or of record, Equity Interests representing (i) more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings and (ii) a greater percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings then held, directly or indirectly, beneficially and of record, by the Sponsor Group; (c) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who are not Continuing Directors; or (d) Holdings shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Holdco free and clear of all Liens (other than Liens created by the Loan Documents and the Other Loan Documents).

“Class”, when used (i) in reference to any Loan or Group of Loans, refers to whether such Loans are Euro Loans or US Loans, (ii) in reference to any Commitment, refers to whether such Commitment is a Deposit Commitment, a Euro Commitment or a US Commitment and (iii) in reference to any Lender, refers to a Lender with a Loan or Commitment of the relevant Class.

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the making of the initial Loans set forth in Section 4.01 have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment” shall mean a Deposit Commitment, a Euro Commitment or a US Commitment.

“Commitment Letter” shall mean that certain Commitment Letter dated April 30, 2007 among the Agent, JPMorgan, GSCP and TA Acquisition Company LLC.

“Company Material Adverse Effect” shall mean any change, effect, event, occurrence, development, circumstance or state of facts materially adverse to the business, properties, operations, financial condition or results of operations of the Acquired Assets (including the Foreign Entities and their respective businesses), the Assumed Contracts and the Assumed Liabilities of the Tower Group, taken as a whole, or which materially impair the ability of Seller to perform its obligations under the Purchase Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by the Purchase Agreement; provided, that the following shall be excluded from any determinations as to whether a Material Adverse Effect has occurred: any change, effect, event, occurrence, development, circumstance or state of facts in general economic or political conditions, conditions in the United States or worldwide capital markets and any act of terrorism or any outbreak of hostilities or war.

“Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication:

(a) provision for taxes based on income or profits for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) Consolidated Interest Expense for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(c) the amount of any expenses (or revenue offsets) attributable to accelerated payments on the accounts receivable of the Holdco Group, to the extent that such expenses (or revenue offsets) were deducted in computing such Consolidated Net Income; plus

(d) depreciation, amortization (including amortization of intangibles), goodwill and other asset impairment charges and other non-cash expenses

(excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(e) the amount of any minority interest expense deducted in computing such Consolidated Net Income; plus

(f) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent deducted in computing such Consolidated Net Income; plus

(g) any expenses associated with the application of Statement of Financial Accounting Standards Nos. 87 and 106 in an aggregate amount not to exceed $15,000,000 in any consecutive twelve-month period; plus

(h) any non-cash Statement of Financial Accounting Standards No. 133 income (or loss) related to hedging activities, to the extent deducted in computing such Consolidated Net Income; plus

(i) any non-cash Statement of Financial Accounting Standards No. 52 income (or loss) related to the mark-to-market of Indebtedness denominated in a currency other than Dollars, to the extent deducted in computing such Consolidated Net Income; plus

(j) any non-cash expenses arising from the implementation of purchase accounting, to the extent deducted in computing such Consolidated Net Income; minus

(k) non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice and (ii) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated EBITDA in a prior period;

in each case determined on a consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, except with respect to Seojin, the provision for taxes based on the income or profits of, the Consolidated Interest Expense of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that a corresponding amount would be permitted, as of such determination date, to be dividended or distributed to a Loan Party by such Subsidiary (x) without direct or indirect restriction pursuant to the terms of its charter and all agreements and instruments applicable to such Subsidiary or its stockholders (other than the Loan Documents and the Other Loan Documents) and (y) without prior governmental approval (that has not been obtained) and without direct or indirect restriction pursuant to any or Requirement of Law applicable to such Subsidiary.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capitalized Leases of the Holdco Group) for such period and all commissions, discounts and other fees and charges owed by the Holdco Group with respect to letters of credit and bankers’ acceptance financing, net of interest income, in each case determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Holdco Group that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP; provided that until the conclusion of four full fiscal quarters following the Closing Date, Consolidated Interest Expense shall be determined on a Pro Forma Basis. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdco or any Subsidiary with respect to interest rate Hedging Agreements. Notwithstanding the foregoing, Consolidated Interest Expense shall be deemed to be (A) $17,000,000 for the fiscal quarter ended December 31, 2006, (B) $17,000,000 for the fiscal quarter ended March 31, 2007, (C) $17,000,000 for the fiscal quarter ended June 30, 2007 and (D) for the period from and including July 1, 2007 to but excluding the Closing Date, the product of (i) $17,000,000 and (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 90.

“Consolidated Net Income” shall mean, the consolidated net income (loss) of the Holdco Group, determined in accordance with GAAP, excluding, however:

(a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdco or any of its Subsidiaries,

(b) the income (or deficit) of any Person (other than a Subsidiary) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by such Group Member in the form of dividends or similar distributions,

(c) the undistributed earnings of any Subsidiary other than Seojin to the extent that the declaration or payment of dividends and other distributions by such Subsidiary to a Loan Party is not at the time permitted by the terms of any contractual obligation (other than the Loan Documents and the Other Loan Documents) or Requirement of Law applicable to such Subsidiary,

(d) any gain or loss on sales of assets outside the ordinary course of business, and

(e) any extraordinary or non-recurring gain, loss, expense or charge (including restructuring charges, severance charges and bankruptcy-related and similar one-time expenses, but excluding any such charges and expenses related to the Transactions that are incurred after the one year anniversary of the Closing Date), together with any related provision for taxes; provided that (i) payments of “Capped Payments” (as defined in the Asset Purchase Agreement) subsequent to the Closing Date in an aggregate amount not to exceed $35,000,000 shall not be subject to the one year limitation set forth above and (ii) non-recurring cash charges other than those (A) related to the Transactions or (B) incurred prior to the Closing Date shall not exceed $25,000,000 in any period of four consecutive fiscal quarters.

“Consultants” shall have the meaning given such term in Section 6.08.

“Consummation Date” shall mean the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of the Plan of Reorganization.

“Continuing Directors” shall mean, at any time, any member of the board of directors of Holdings who (a) was a member of such board of directors on the Closing Date, after giving effect to the Acquisition, or (b) was nominated for election or elected to such board of directors with the approval of (i) a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (ii) the Sponsor Group.

“Credit Contact” shall have the meaning assigned to such term in clause (ii)(D) of Section 10.03(b).

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash, deferred taxes and Permitted Investments) of the Group Members.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Group Members at such time, but excluding, without duplication, (a) the current portion of any long term Indebtedness, (b) outstanding Revolving Credit Loans and Swing Line Loans (as defined in the Revolving Credit Facility Agreement) and (c) deferred taxes.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit” shall mean, with respect to each Deposit Lender at any time, the amounts actually on deposit in the Deposit Account to the credit of such Lender’s Deposit Sub-Account at such time.

“Deposit Account” shall have the meaning set forth in Section 2.14(a).

“Deposit Account Control Agreement” shall mean a deposit account control agreement in the form specified in Exhibit H to the Security Agreement, or in such other form as is reasonably acceptable to the Agent.

“Deposit Commitment” shall mean, with respect to each Deposit Lender, the commitment of such Deposit Lender to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.03. The initial amount of each Deposit Lender’s Deposit Commitment is set forth on Annex A or in the Assignment and Acceptance pursuant to which such Deposit Lender shall have assumed its Deposit Commitment, as applicable. The initial aggregate amount of the Deposit Commitments is $60,000,000.

“Deposit Exposure” shall mean, with respect to any Deposit Lender at any time, (i) the amount of such Lender’s Deposit Commitment, if the Deposit Commitments are still in existence, or (ii) if the Deposit Commitments have terminated or expired, the amount of its LC Exposure.

“Deposit Lender” shall mean a Lender with Deposit Exposure.

“Deposit Percentage” shall mean, at any time, with respect to each Deposit Lender, the percentage obtained by dividing its Deposit Commitment at such time by the total amount of the Deposit Commitments or, if the Deposit Commitments have been terminated, the Deposit Percentage of each Lender that existed immediately prior to such termination (adjusted to give effect to any subsequent assignments pursuant to Section 10.03).

“Deposit Return” shall have the meaning set forth in Section 2.14(d).

“Deposit Sub-Account” shall have the meaning set forth in Section 2.14(a).

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Acquired Assets” shall mean all Acquired Assets other than (i) Equity Interests in Foreign Subsidiaries and (ii) Holdings Assets.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“DPW” shall have the meaning given such term in Section 10.05.

“Dutch Omnibus Security Document” means the Dutch law pledge over intercompany receivables and bank accounts dated on or about the date hereof and entered into between Tower Automotive Europe B.V., Tower Automotive International B.V. and the European Borrower each as pledgors and the Agent as pledgee.

“Eligible Assignee” shall mean (i) a commercial bank having total assets in excess of $1,000,000,000; (ii) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Agent, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA; (iii) a Lender Affiliate of the assignor Lender; and (iv) any other financial institution satisfactory to the Agent.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous or toxic substances, wastes or pollutants or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdco or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (i) any liability under federal or state Environmental Laws or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a Hazardous Materials into the environment.

“Equity Contribution” shall have the meaning given such term in the recitals to this Agreement.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by Holdco of any of its Equity Interests, except for (i) sales or issuances to management or employees of the Holdco Group (A) under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time or (B) in an amount not to exceed $1,000,000 for any individual sale or issuance or (ii) sales or issuances to Holdings which are funded by Holdings with the proceeds of sales or issuances of its Equity Interests to either Persons described in (i) or to a member of the Sponsor Group.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EURIBOR Rate” shall mean, with respect to any Group of Euro Loans for any Interest Period, the rate per annum appearing on Telerate Page 248 at approximately 11:00 a.m. (Brussels time) on the date that is two Business Days prior to the commencement of such Interest Period as the rate for deposits in Euros for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBOR Rate” shall be the interest rate per annum determined by the Agent to be the average of the rates per annum at which deposits in Euros are offered for such relevant Interest Period to major banks in the European interbank market by the Agent at approximately 11:00 a.m. (Brussels time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Euro” and “€” shall mean the lawful currency of Participating Member States.

“Euro Commitment” shall mean, as to any Lender, the commitment (if any) of such Lender to make Euro Loans hereunder in the amount set forth opposite its name in Annex A hereto or as may be subsequently set forth in the Register from time to time, as the case may be, and as may be reduced or increased from time to time pursuant to Sections 2.10 and 10.03.

“Euro Lender” shall mean any Lender having a Euro Commitment or holding a Euro Loan.

“Euro Loan” shall have the meaning set forth in Section 2.01(b).

“Eurocurrency Liabilities” shall have the meaning assigned thereto in Regulation D issued by the Board, as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Group, refers to whether such Loan, or the Loans comprising such Group, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Borrower” shall have the meaning given such term in the preamble to this Agreement.

“European Loan Party” shall mean the European Borrower and each Foreign Subsidiary that has become a party to the Foreign Subsidiary Guarantee or the Foreign Subsidiary Guarantee (as defined in the Second Lien Term Loan Agreement).

“Event of Default” shall have the meaning given such term in Article 7.

“Excess Cash Flow” shall mean, for any fiscal year of Holdco, the excess of:

(a) the sum, without duplication, of: (i) Consolidated Net Income for such fiscal year, (ii) reductions to non-cash working capital of the Group Members for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (iii) depreciation, amortization (including amortization of intangibles), goodwill and other asset impairment charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) for such fiscal year to the extent deducted in computing such Consolidated Net Income and (iv) any excess of (b)(vi)(Y) below over (b)(vi)(X) below; over

(b) the sum, without duplication, of: (i) an amount equal to the amount of (x) all non-cash credits included in calculating such Consolidated Net Income and cash charges added in the definition of Consolidated Net Income and (y) any extraordinary, or non-recurring loss, expense or charge paid in cash during such fiscal year and excluded from the calculation of Consolidated Net Income in accordance with clause (d) of the definition of Consolidated Net Income, (ii) Capital Expenditures made in cash during such fiscal year in accordance with the terms of this Agreement, (iii) the aggregate amount of all principal payments of Indebtedness of the Holdco Group (including (x) the principal component of payments in respect of Capitalized Leases and (y) the amount of any permanent prepayments of Indebtedness, in each case, made in cash and to the extent that the Indebtedness prepaid by its terms cannot be re-borrowed or redrawn and such prepayments were not financed with the proceeds of other long-term Indebtedness of a Group Member, (iv) an amount equal to the aggregate net gain on the sale, lease, transfer or other disposition of assets by the Holdco Group during such period (other than sales in the ordinary course of business) to the extent included in calculating such Consolidated Net Income, (v) additions to non-cash working capital (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (vi) any excess of (X) any cash payments made by any Group Member during such fiscal year in respect of pension plans, pension costs and other post-employment benefits over (Y) the expense in respect thereof deducted in the determination of Consolidated Net Income, (vii) the aggregate amount of Capped Payments (as defined in the Purchase Agreement actually made by the Holdco Group in cash during such fiscal year,(viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Holdco Group during such fiscal year that are required to be made in connection with any prepayment of Indebtedness, (ix) the amount of cash Taxes paid in such fiscal year, (x) an amount equal to the income and withholding taxes (as estimated in good faith by senior financial or senior account officer of Holdco giving effect to the overall tax position of the Holdco Group) payable in the period following the period for which Excess Cash Flow is determined in respect of that amount of Excess Cash Flow that is attributable to the actual repatriation to any Group Member of undistributed earnings of Foreign Subsidiaries of any Group Member to enable a Group Member to prepay the Obligations as required under Section 2.12(c) in respect of Excess Cash Flow for such period and (xi) cash restructuring costs paid during such fiscal year to the extent not included in the calculation of Consolidated Net Income.

“Exchange Rate” shall mean the Agent’s spot rate of exchange for the purchase of a currency with another currency in the London foreign exchange market at or about 11:00 a.m. (London time) on a particular day.

“Excluded Taxes” shall mean, with respect to the Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income, profits or gains (however denominated) by the United States of America, or by a jurisdiction as a result of such recipient being organized in, or having its principal office located in, or in the case of any Lender having its applicable lending office located in or having any other present or former connection with, such jurisdiction, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in or with which such Lender is organized, located or presently or formerly connected (other than as noted above) and (c) any withholding tax that is imposed on amounts payable to or beneficially owned by any (x) Foreign Lender or (y) partner, member, beneficiary or settlor of any Lender (each person described in (x) or (y) a “Withholding Tax Payer”), in each case at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Withholding Tax Payer’s failure to comply with Section 2.17(e), except (i) to the extent that such Withholding Tax Payer (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17(a) and (ii) if such Lender is a Deposit Lender that has complied with Section 2.17(e), any withholding tax that is imposed on amounts payable to or beneficially owned by such Withholding Tax Payer pursuant to Section 2.21.

“Existing DIP Facility” shall mean that certain Revolving Credit, Term Loan and Guaranty Agreement (as amended, restated, supplemented, extended or otherwise modified to the date hereof), dated as of February 2, 2005, among the R.J. Tower Corporation, Tower Automotive, Inc., the subsidiaries of each of the foregoing party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letters of Credit” shall mean the letters of credit set forth on Schedule 1.01(a).

“Facilities” shall mean the credit facilities extended pursuant to the Loan Documents and the Other Loan Documents.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall collectively mean the fees referred to in Sections 2.20, 2.21 and 2.22.

“Final Order” shall mean an order of the Bankruptcy Court as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Financial Officer” of a Person shall mean the chief financial officer, controller, corporate controller, treasurer or corporate treasurer of such Person.

“First Priority Debt” shall mean, at any time, the sum of (a) the principal amount of all outstanding Loans, Revolving Credit Loans and, without duplication, all other Indebtedness of each Foreign Subsidiary that would be reflected on a consolidated balance sheet of the Holdco Group prepared in accordance with GAAP at such time (other than (i) any Indebtedness of a Foreign Subsidiary of the type described in clause (vi) of the definition of “Indebtedness” and (ii) any Indebtedness in respect of the Second Lien Term Loans) minus (b) the aggregate amount of cash that would be reflected on a consolidated balance sheet of the Holdco Group prepared in accordance with GAAP at such time.

“First Priority Leverage Ratio” shall mean, on any date, the ratio of (a) First Priority Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“Foreign Collateral Documents” shall mean the documents set forth in Schedule 1.01(b) and any additional document entered into by a Foreign Subsidiary to create a Lien to secure, directly or indirectly, the Obligations of the European Borrower.

“Foreign Entities” shall have the meaning given such term in the Purchase Agreement.

“Foreign Holdco” shall have the meaning given such term in the preamble to this Agreement.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the US Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that (i) is a “controlled foreign corporation” within the meaning of the Code or (ii) is a subsidiary of a Person described in (i).

“Foreign Subsidiary Guarantee” shall mean (i) the Guarantee in substantially the form of Exhibit I or (ii) any other instrument pursuant to which a Foreign Subsidiary guarantees the Obligations of the European Borrower.

“Funding Account” shall mean the deposit account(s) of the Borrower to which the Lenders are authorized by the Borrower to transfer the proceeds of any borrowings requested or authorized pursuant to this Agreement, as set forth in a notice provided to the Agent.

“GAAP” shall mean generally accepted accounting principles applied in accordance with Section 1.03.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Member” shall mean Holdco or any Subsidiary of Holdco.

“Group of Loans” or “Group” shall mean, at any time, a group of Loans consisting of (i) all Loans which are ABR Loans at such time, (ii) all Eurodollar Loans having the same Interest Period at such time and (iii) all Euro Loans having the same Interest Period at such time.

“GSCP” shall mean Goldman Sachs Credit Partners L.P.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” shall mean Holdings, Holdco and each of the Subsidiary Guarantors.

“Hazardous Materials” shall mean all radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Holdco Group, including the management incentive plan described in Section 6.2 of the Purchase Agreement, shall be a Hedging Agreement.

“Holdco” shall have the meaning given such term in the preamble to this Agreement.

“Holdco Group” shall mean Holdco and its Subsidiaries.

“Holdings” shall have the meaning given such term in the preamble to this Agreement.

“Holdings Assets” shall mean (i) all Equity Interests in Metalsa included in the Acquired Assets and (ii) those “Chapter 5 Claims” (as defined in the Purchase Agreement) included in the Acquired Assets.

“Incremental US Loans” shall have the meaning given such term in Section 2.28(a).

The “Incurrence Test” shall be met with respect to any incurrence of Indebtedness or other transaction if, and only if, on a Pro Forma Basis, the Interest Coverage Ratio is not less than 2.00 to 1.00.

“Indebtedness” shall mean, at any time and with respect to any Person, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than accounts payable for property, including inventory and services purchased, and expense accruals and deferred compensation items arising in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) the principal portion of all obligations of such Person under Capitalized Leases, (v) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, (vi) all obligations of such Person in respect of (x) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest or exchange rates and (y) interest rate swap, cap or collar agreements and interest rate future or option contracts, in each case on a marked-to-market basis, (vii) all Indebtedness referred to in clauses (i) through (vi) above guaranteed directly or indirectly by such Person, (viii) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, such Indebtedness referred to in this clause (viii) shall be the lesser of the value of such property on which a Lien is attached or the amount of such Indebtedness and (ix) financings described in Section 6.06(e).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning given such term in Section 10.05(b).

“Information Memorandum” shall mean the Confidential Information Memorandum dated June 2007 relating to the Loan Parties and the Transactions.

“Initial Mortgaged Property” shall have the meaning given such term in Section 4.01(d).

“Insufficiency” shall mean, with respect to any Plan, its “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA, if any.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of July 31, 2007, among JPMorgan Chase Bank, N.A., as representative with respect to the ABL credit agreement, JPMorgan Chase Bank, N.A., as representative with respect to the first lien term loan agreement, Goldman Sachs Credit Partners L.P., as a representative with respect to the second lien term loan agreement and subagent, JPMorgan Chase Bank, N.A., as European collateral agent and representative with respect to the European collateral and the Dutch collateral, and each of the other parties thereto.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period, to (b) cash Consolidated Interest Expense (excluding amounts not paid or payable in cash, including, but not limited to, amortization of debt issuance costs and amortization of original issue discount) for the period of four consecutive fiscal quarters ended on or prior to such date, taken as one accounting period.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Group of Loans in accordance with Section 2.05.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan or Euro Loan, the last day of the Interest Period applicable to the Group of which such Loan is a part and, in the case of a Group with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Group.

“Interest Period” shall mean, as to any Group of Eurodollar Loan or Euro Loans, the period commencing on the date of borrowing of such Group (or date of conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Group and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, three, six or, if consented to by all of the Lenders, nine or twelve months thereafter, as the Borrower may elect in the related notice delivered pursuant to Sections 2.03 or 2.05; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period may end after any Amortization Date unless the aggregate principal amount of Loans of the applicable Class with Interest Periods ending on or before such Amortization Date (together with, in the case of US Loans, any ABR Loans) at least equals the amount of the amortization payment in respect of such Class required to be made on such Amortization Date and (iii) no Interest Period shall end later than the Maturity Date.

“Investments” shall have the meaning given such term in Section 6.05.

“Issuing Lender” shall mean (i) JPMorgan Chase Bank, NA., in its capacity as issuer of the Existing Letters of Credit and (ii) JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.02(j), or another Lender reasonably satisfactory to the Borrower and the Agent. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMorgan” shall mean J.P. Morgan Securities Inc.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“Joinder Agreement” shall have the meaning given such term in Section 5.13(a).

“KRW” shall mean Korean Won, the official currency of the Republic of Korea.

“Landlord Consent and Agreement” shall mean a landlord consent and agreement (with a consent by the landlord’s mortgagee, if applicable) substantially the form of Exhibit J with such changes as are satisfactory to the Agent in its Permitted Discretion.

“LC Availability Period” shall mean the period from and including the Closing Date to but excluding the fifth Business Day prior to the Maturity Date.

“LC Disbursement” shall mean a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Deposit Lender at any time shall be its Deposit Percentage of the LC Exposure at such time.

“L/C Reserve Account” shall have the meaning given such term in Section 2.24(c).

“Legal Reservations” shall mean:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the laws of any relevant jurisdiction, and defenses of setoff or counterclaim; and

(c) any other qualifications as to matters of law (but not fact) in the legal opinions required to be delivered pursuant to the Loan Documents.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” shall mean the Persons listed on Annex A and any other Person that shall have become a party hereto pursuant to an assignment in accordance with Section 10.03, other than any such Person that ceases to be a party hereto pursuant to an assignment in accordance with Section 10.03.

“Letter of Credit” shall mean (A) any irrevocable letter of credit issued pursuant to Section 2.02, which letter of credit shall be (i) an import documentary or a standby letter of credit, (ii) issued for purposes that are consistent with the provisions of this Agreement (including, without limitation, Section 3.08), (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Agent and the applicable Issuing Lender and (B) the Existing Letters of Credit.

“Letter of Credit Account” shall mean the account established by the Borrower under the sole and exclusive control of the Agent maintained at the office of the Agent at 270 Park Avenue, New York, New York 10017 designated as the “Tower Letter of Credit Account” that shall be used solely for the purposes set forth herein.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.22.

“LIBO Rate” shall mean, with respect to any Eurodollar Group for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Group for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean (a) any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind whatsoever, (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidating Subsidiary” means (i) MT STAHL Handelsgesellschaft Verwaltung GmbH, a company domiciled in Germany, (ii) Tower Automotive Verwaltung GmbH, a company domiciled in Germany and (iii) Tower Automotive s.r.o., a company domiciled in the Czech Republic.

“Loan” shall mean a Euro Loan or a US Loan.

“Loan Availability Period” shall mean the period from and including the date of this Agreement to but excluding August 1, 2007.

“Loan Documents” shall mean this Agreement, the Security Documents, the Foreign Subsidiary Guarantees and any notes issued pursuant to Section 2.09.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Mandatory Costs Rate” shall mean a rate per annum determined in accordance with Exhibit D.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Holdco Group taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens taken as a whole, or (d) the rights of or benefits available to the Secured Parties thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of the Holdco Group in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “obligations” of Holdco or any Subsidiary thereof in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdco or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” shall mean July 31, 2013.

“Metalsa” shall mean Metalsa, S. de R.L.

“Metalsa Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, any of its subsidiaries or Metalsa or any of its subsidiaries to any Person other than Holdings, any Group Member, any subsidiary of Holdings that is a direct or indirect parent of Metalsa or any subsidiary of Metalsa of (a) any Equity Interests in Metalsa, any of Metalsa’s subsidiaries or any of Metalsa’s direct or indirect parents (other than Holdings or any of Holdings’ direct or indirect parents) (other than directors’ qualifying shares and shares required by applicable law to be held by foreign nationals (but only to the extent of such legal requirement)) or (b) any other assets of Metalsa, any of Metalsa’s subsidiaries or any of Metalsa’s direct or indirect parents (other than Holdings or any of Holdings’ direct or indirect parents) (other than (i) inventory, damaged, surplus, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business and (ii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $500,000 in the aggregate in any calendar year).

“Minority Lenders” shall have the meaning given such term in Section 10.09(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgages” shall mean each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Agent for the benefit of the Secured Parties substantially in the form of Exhibit F-1 or Exhibit F-2, as applicable (with such changes thereto as shall be reasonably requested by the Agent in view of the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or any Metalsa Asset Sale of the type described in clause (b) of the definition thereof, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable and customary broker’s fees or commissions, legal and other professional fees, transfer and similar taxes incurred in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions related to such assets and any tax sharing arrangements related to such assets), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such disposition and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); (b) with respect to any issuance or incurrence of Indebtedness, any Equity Issuance or any Metalsa Asset Sale of the type described in clause (a) of the definition thereof, the cash proceeds thereof, net of all taxes and customary fees, discounts, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Casualty Event, insurance proceeds, condemnation awards and similar payments, in each case, net of the principal amount, premium or penalty, if any, interest on and principal of any Indebtedness for borrowed money which is secured by the assets subject to such Casualty Event and which is required to be repaid with such insurance proceeds, condemnation awards or similar payments and all taxes and fees and out-of-pocket expenses paid by any Group Member to third parties (other than Affiliates) in connection with such Casualty Event.

“Non-Material Subsidiary” shall mean each Subsidiary set forth on Schedule 1.01(c) (as such schedule may be modified from time to time by the Borrowers in their discretion by notice to the Agent); provided that the aggregate revenue of all Non-Material Subsidiaries shall at no time exceed 10% of the consolidated revenue of the Holdco Group for the most recent period of four consecutive fiscal quarters for which financial statements are available at the time of such determination.

“Obligations” shall mean all unpaid principal of and accrued and unpaid interest on (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding, regardless of whether allowed or allowable in such proceeding) the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent, the Issuing Lender or any indemnified party arising under the Loan Documents.

“Other Loan Documents” shall mean the Revolving Credit Facility Loan Documents and the Second Lien Term Facility Loan Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning given such term in Section 10.03(e).

“Participating Member State” shall mean any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.

“Payment Default Event” shall have the meaning given such term in Section 2.07.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Acquisition” shall mean the acquisition by Holdco or any Subsidiary of all or substantially all the assets of a Person or line of business of such Person, or all of the Equity Interests of a person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a similar, ancillary or complementary line of business as that of the Holdco Group as conducted during the current and most recently concluded calendar year; (ii) at the time of such transaction, both before and after giving effect thereto, no Default shall have occurred and be continuing; (iii) Holdco and the Subsidiaries shall not incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 6.03; and (iv) the Loan Parties shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.09 and the Security Documents. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least ‘A’ from S&P or ‘A2’ from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits (including Eurodollar time deposits) maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Agent or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above;

(e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above;

(f) in the case of a Foreign Subsidiary, investments similar to those described in clauses (a) through (e) in obligations of Persons located in (x) a jurisdiction in which such Foreign Subsidiary is organized or has operations, (y) The Netherlands or (z) Germany; and

(g) to the extent owned on the Closing Date, investments by any Loan Party in the capital stock of any direct or indirect Subsidiary and by any Foreign Subsidiary in any other Foreign Subsidiary.

“Permitted Liens” shall mean: (i) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges or levies of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) Liens of landlords and Liens of carriers, warehousemen, suppliers, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) in existence on the Closing Date or thereafter imposed by law and created in the ordinary course of business; (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere materially with the ordinary conduct of the business of the Holdco Group and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Holdco Group and any other Liens “insured over” by the applicable title insurance company; (v) letters of credit or deposits in the ordinary course to secure leases; (vi) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (v) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby; (vii) Liens consisting of deposits with derivatives traders as may be required pursuant to the terms of the International Swaps and Derivatives Association, Inc.’s Master Agreement(s) executed in the ordinary course of business in connection with the Holdco Group’s commodity, foreign exchange and interest hedging programs in an aggregate amount not to exceed at any time $5,000,000; (viii) Liens on deposit accounts maintained with, or other property in the custody of, a depositary bank pursuant to its general business terms and in the ordinary course of business, and similar Liens on accounts of Foreign Subsidiaries organized under the laws of the Netherlands arising under clause 18 of the general terms and conditions of any member of the Dutch Bankers’ Association or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions; (ix) Liens in respect of judgments that would not result in an Event of Default under Section 7.01(l); (x) Liens consisting of leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of any Group Member and do not secure any Indebtedness; (xi) Liens consisting of pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Group

Member; (xii) Liens consisting of customary transfer restrictions in joint venture agreements, stockholder agreements or other similar agreements applicable to joint ventures; (xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (xiv) Liens (A) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.05 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to transfer any property in a disposition permitted under Section 6.06, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; (xv) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Group Member or any of its Subsidiaries in the ordinary course of business; (xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Group Member or its Subsidiaries in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and (xvii) Liens deemed to exist in connection with investments in repurchase agreements permitted under Section 6.05, provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements.

“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that such Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors (or their successors in interest) in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding, extending, renewing or replacement Indebtedness and (e) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Financial Officer of Holdco to be no less favorable to the Holdco Group and the Lenders in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or Governmental Authority or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” shall mean the Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code of Tower Automotive, Inc. and certain of its Subsidiaries, each a debtor and debtor-in-possession, together with all schedules and exhibits thereto, as confirmed by the Confirmation Order, together with any amendments, supplements or modifications thereto that have been approved or authorized by the Bankruptcy Court prior to the Closing Date.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” shall mean, with respect to any calculation of any financial test in connection with any acquisition, incurrence of Indebtedness or other transaction, such financial test calculated on a pro forma basis after giving effect to the consummation of such transaction as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters most recently ended for which the financial statements are available.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of May 1, 2007, by and among Tower Automotive, Inc., a debtor-in-possession, its debtor Affiliates signatory thereto and TA Acquisition Company, LLC, together with all exhibits and schedules thereto.

“Qualified IPO” shall mean an underwritten initial public offering of common stock of (and by) Holdings pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, which initial public offering results in gross cash proceeds to Holdings of $50,000,000 or more.

“Register” shall have the meaning given such term in Section 10.03(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” shall mean, at any time, Lenders having Loans, LC Exposure and unused Commitments representing at least a majority of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Group Member, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in any Group Member or any option, warrant or other right to acquire any such Equity Interests in any Group Member.

“Revolving Credit Facility Agreement” shall mean that certain Revolving Credit and Guaranty Agreement, dated as of July 31, 2007, among the US Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Revolving Credit Facility Loan Documents” shall have the meaning given the term “Loan Documents” in the Revolving Credit Facility Agreement.

“Revolving Credit Loan” shall have the meaning given such term in the recitals to this Agreement.

“S&P” shall mean Standard & Poor’s, a division of The McGraw Hill Companies, Inc.

“Sale Order” means an order of the Bankruptcy Court substantially in the form and substance of Exhibit F to the Purchase Agreement.

“Second Lien Term Facility Loan Documents” shall have the meaning given the term “Loan Documents” in the Second Lien Term Loan Agreement.

“Second Lien Term Loan Agreement” shall mean that certain Second Lien Term Loan and Guaranty Agreement, dated as of July 31, 2007, among the Borrower, the European Borrower, the other guarantors from time to time party thereto, the lenders from time to time party thereto and Goldman Sachs Credit Partners L.P., as administrative agent.

“Second Lien Term Loans” shall have the meaning given such term in the recitals to this Agreement.

“Secured Obligations” shall mean all Obligations.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Issuing Lender, (c) the Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under the Loan Documents and (e) any permitted successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Account Control Agreement” shall mean a securities account control agreement in the form specified in Exhibit G to the Security Agreement, or in such other form as is reasonably acceptable to the Agent.

“Security Agreement” shall mean that certain First Lien Term Loan Security Agreement, dated as of July 31, 2007, among the Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as agent, in the form of Exhibit A.

“Security Documents” shall mean, collectively, the Security Agreement, the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Foreign Collateral Documents, the Intercreditor Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Seojin” shall mean Seojin Industrial Co. Ltd., a company domiciled in the Republic of Korea.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of any Loan Party or an ERISA Affiliate or (ii) was so maintained and in respect of which any Loan Party could reasonably be expected to have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” shall mean Cerberus Capital Management, L.P.

“Sponsor Group” shall mean the Sponsor and funds and accounts Affiliated with the Sponsor.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdco.

“Subsidiary Guarantors” shall mean (i) each direct or indirect Domestic Subsidiary of Holdco in existence on the Closing Date (other than the US Borrower), (ii) each Foreign Subsidiary listed on the signature pages of Exhibit I and (iii) and each Person that becomes a Subsidiary Guarantor after the Closing Date pursuant to Section 5.13.

“Super-majority Lenders” shall have the meaning given such term in Section 10.09(b).

“Syndication Agent” shall mean Goldman Sachs Credit Partners L.P.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Documents” shall mean the Loan Documents and the Second Lien Term Facility Loan Documents.

“Term Loans” shall mean the Loans and the Second Lien Term Loans.

“Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043(c) of ERISA (other than a “reportable event” as to which the 30-day notice is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043) or an event described in Section 4068 of ERISA and excluding events which would not be reasonably likely (as reasonably determined by the Agent) to have a Material Adverse Effect, (ii) the withdrawal by any Loan Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, for which any Loan Party or ERISA Affiliate incurs liability under Section 4064 of ERISA, or any Loan Party or ERISA Affiliate withdraws from a Multiemployer Plan for which such Loan Party or ERISA Affiliate incurs Withdrawal Liability, (iii) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA or (v) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course).

“Total Debt” shall mean, at any time, the sum of (a) the aggregate amount of Indebtedness that would be reflected on a consolidated balance sheet of the Holdco Group prepared in accordance with GAAP at such time (other than any Indebtedness of the type described in clause (vi) of the definition of “Indebtedness”) minus (b) the lesser of (i) the aggregate amount of cash that would be reflected on a consolidated balance sheet of the Holdco Group prepared in accordance with GAAP at such time and (ii) $75,000,000.

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Total Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“Tower Group” shall have the meaning given such term in the Purchase Agreement.

“Transactions” shall mean, collectively, (a) the Acquisition, (b) the Equity Contribution, (c) entering into the Revolving Credit Facility Loan Documents and the funding of the initial Revolving Credit Loans on the Closing Date, (d) entering into the Term Loan Documents and the funding of the Term Loans on the Closing Date, (e) the consummation of any other transactions connected with the foregoing and (f) the payment of fees and expenses in connection with any of the foregoing.

“Type”, when used in reference to any US Loan or Group, refers to whether the rate of interest on such Loan, or on the Loans comprising such Group, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document.

“Unrestricted Cash” shall mean all cash and Permitted Investments of the Holdco Group that are not subject to any Liens or other restrictions on disposition except pursuant to the Loan Documents and the Other Loan Documents.

“US Borrower” shall have the meaning given such term in the preamble to this Agreement.

“US Commitment” shall mean, as to any Lender, the commitment (if any) of such Lender to make US Loans hereunder in the amount set forth opposite its name in Annex A hereto or as may be subsequently set forth in the Register from time to time, as the case may be, and as may be reduced or increased from time to time pursuant to Sections 2.10, 2.28 and 10.03.

“US Lender” shall mean any Lender having a US Commitment or holding a US Loan.

“US Loan” shall have the meaning given such term in Section 2.01(a).

“US Loan Increase” shall have the meaning given such term in Section 2.28(a).

“US Loan Parties” shall mean each Loan Party that is not a Foreign Subsidiary.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

AMOUNT AND TERMS OF LOANS

Section 2.01. Commitments to Lend.

(a) Each US Lender severally agrees, upon the terms and subject to the conditions herein set forth, to make one or more loans (each a “US Loan” and collectively, the “US Loans”) to the US Borrower on a single date during the Loan Availability Period; provided that the aggregate principal amount of the US Loans made by any US Lender shall not exceed its US Commitment. The preceding shall not apply to any US Loan Increases or Incremental US Loans made pursuant to Section 2.28.

(b) Each Euro Lender severally agrees, upon the terms and subject to the conditions herein set forth, to make one or more loans (each a “Euro Loan” and collectively, the “Euro Loans”) to the European Borrower during the Loan Availability Period; provided that the aggregate principal amount of Euro Loans made by any Euro Lender shall not exceed its Euro Commitment.

(c) All amounts borrowed under this Section shall be borrowed from the several Lenders ratably in proportion to their respective Commitments of the relevant Class; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve the other Lenders of their obligations to lend. The US Commitments and the Euro Commitments are not revolving in nature, and amounts repaid or prepaid may not be reborrowed.

(d) Each US Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the US Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.02. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, (i) each Deposit Lender, severally to the extent of its Deposit Commitment, agrees to assume LC Exposure for the account of the Borrower and (ii) the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Agent and the Issuing Lender, at any time and from time to time during the LC Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. At no time shall a Letter of Credit be issued if the LC Exposure (inclusive of the amount of such proposed Letter of Credit) would exceed the aggregate amount of the Deposits.

(b) Existing Letters of Credit. On the Closing Date, the Issuing Lender with respect to the Existing Letters of Credit shall be deemed, without further action by any party hereto, to have granted to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have acquired from such Issuing Lender, a participation in each Existing Letter of Credit and the related LC Exposure in the proportion its respective Deposit Commitment bears to the aggregate amount of the Deposit Commitments. On and after the Closing Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof.

(c) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit (which shall be denominated in Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed the aggregate amount of the Deposits. No Issuing Lender (other than the Agent or an Affiliate thereof) shall permit any such issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Agent that it is then permitted under this Agreement.

(d) Expiration Date. Each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Maturity Date; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(e) Participations.

(i) Each Issuing Lender irrevocably agrees to grant and hereby grants to each Deposit Lender, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each Deposit Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such Lender’s own account and risk, an undivided interest equal to such Lender’s Deposit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each Deposit Lender unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Lender shall pay to the Agent for the account of such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein (and thereafter the Agent shall promptly pay to such Issuing Lender) an amount equal to such Lender’s Deposit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Deposit Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Lender, the applicable Borrower or any other

Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 4, (C) any adverse change in the condition (financial or otherwise) of any Borrower, (D) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(ii) If any amount required to be paid by any Deposit Lender to an Issuing Lender pursuant to Section 2.02(e)(i) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, the Issuing Lender shall so notify the Agent, who shall promptly notify the Lenders and each such Lender shall pay to the Agent, for the account of the Issuing Lender on demand (and thereafter the Agent shall promptly pay to the Issuing Lender) an amount equal to the product of (A) such amount, times (B) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Deposit Lender pursuant to Section 2.02(e)(i) is not made available to the Agent, for the account of such Issuing Lender, by such Lender within three Business Days after the date such payment is due, the Agent, on behalf of such Issuing Lender shall be entitled to recover from such Deposit Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Agent on behalf of such Issuing Lender submitted to any Deposit Lender with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(iii) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from the Agent any Lender’s pro rata share of such payment in accordance with Section 2.02(e)(i), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Agent for the account of such Lender (and thereafter, the Agent will promptly distribute to such Lender) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Lender shall return to the Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(iv) Notwithstanding the foregoing, the obligations of any Deposit Lender hereunder are limited as specified in Section 2.14.

(f) Reimbursement Obligations of the Borrower. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt. If the Borrower fails to make such payment when due, the Agent shall notify each Deposit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Deposit Percentage thereof. Promptly following receipt of such notice, each Deposit Lender shall pay to the Agent its Deposit Percentage of the payment then due from the Borrower, in the manner provided in Section 2.14, and the Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Deposit Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to the Issuing Lender and (in accordance with Section 2.14) to such Lenders, as their interests may appear. Any payment made by a Deposit Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Agent, the Deposit Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any

Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided, that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the gross negligence, bad faith or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Deposit Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.07 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(j) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Lender and the successor Issuing Lender. The Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.21. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of a Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Replacement of Letters of Credit; Cash Collateralization. Upon or prior to the occurrence of the Maturity Date the Borrower shall (i) cause all Letters of Credit which expire after the Maturity Date to be returned to the Issuing Lender undrawn and marked “cancelled” or (ii) if the Borrower is unable to do so in whole or in part either (x) provide one or more “back-to-back” letters of credit to one or more Issuing Lenders in a form reasonably satisfactory to each such Issuing Lender that is a beneficiary of such “back-to-back” letter of credit and the Agent, issued by a bank reasonably satisfactory to each such Issuing Lender and the Agent, and/or (y) deposit cash in the Letter of Credit Account, the sum of (x) and (y) of the foregoing sentence to be in an aggregate amount equal to 105% of the then undrawn stated amount of all LC Exposure (less the amount, if any, then on deposit in the Letter of Credit Account) as collateral security for the Borrower’s reimbursement obligations in connection therewith, such cash to be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations and the Obligations hereunder and under the other Loan Documents (“Cash Collateralization”). The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Letter of Credit Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrower’s risk and reasonable expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Funds in the Letter of Credit Account shall be applied by the Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. Funds in the Letter of Credit Account shall be returned to the Borrower at such time as the LC Exposure is $0 and no Default shall exist.

(l) Issuing Lender Agreements. Unless otherwise requested by the Agent, each Issuing Lender shall report in writing to the Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of

Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Lender shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, the Borrower and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Agent shall reasonably request.

Section 2.03. Request for Borrowing. The Borrower shall give the Agent notice not later than 1:00 p.m., New York City time (or, in the case of Euro Loans, 12:00 noon, London time), on the third Business Day before the Closing Date specifying:

(i) the date of borrowing of the Loans, which shall be a Business Day during the Loan Availability Period,

(ii) the aggregate amount of each Group of Loans to be borrowed on the Closing Date (each of which shall be in an aggregate principal amount which is an Approved Amount), and

(iii) in the case of each Group of Eurodollar Loans or Euro Loans, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.04. Funding of Loans. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time (or, in the case of Euro Loans, 4:00 p.m., London time), to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Accounts.

(b) Unless the Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Agent such Lender’s Loan(s), the Agent may assume that such Lender has made such Loan(s) available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan(s) available to the Agent, then the applicable Lender and Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s applicable Loan(s).

Section 2.05. Interest Elections. (a) The Loans initially shall be comprised of Groups as specified in the Borrowing Request and, in the case of each Group of Eurodollar Loans or Euro Loans, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to continue any such Group and, in the case of a Group comprised of Eurodollar Loans or Euro Loans, may elect Interest Periods therefor, or solely in the case of US Loans, may elect to convert a Group to a different Type, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Group, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Group.

(b) To make an Interest Election Request pursuant to this Section, the Borrower shall notify the Agent of such election by telephone by 1:00 p.m., New York City time (or, with respect to Interest Election Requests pertaining to Euro Loans, by 1:00 p.m. London time), on the third Business Day prior to the effective date thereof. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i) the Group of Loans to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Group (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Group);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of US Loans, whether the resulting Group is to be an ABR Group or a Eurodollar Group; and

(iv) if the resulting Group is comprised of Eurodollar Loans or Euro Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Group of Eurodollar Loans or Euro Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Group of Loans.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Group of Eurodollar Loans or Euro Loans prior to the end of the Interest Period applicable thereto, then, unless such Group is repaid as provided herein, at the end of such Interest Period such Group shall be continued for an additional one-month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i) no outstanding Group of US Loans may be converted to or continued as a Eurodollar Group and (ii) unless repaid, each Eurodollar Group shall be converted to an ABR Group at the end of the Interest Period applicable thereto.

Section 2.06. Interest on Loans.

(a) Subject to the provisions of Section 2.07, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is based on the Prime Rate, a year with 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable ABR Margin.

(b) Subject to the provisions of Section 2.07, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period in effect for such Loan plus the Applicable Eurodollar Margin.

(c) Subject to the provisions of Section 2.07, each Euro Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the EURIBOR Rate for such Interest Period plus the Applicable Euro Margin plus the Mandatory Costs Rate.

(d) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Maturity Date and after the Maturity Date on demand and upon any repayment or prepayment thereof (on the amount prepaid).

Section 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (including, without limitation, the reimbursement pursuant to Section 2.02(f) of any LC Disbursements), whether at stated maturity, by acceleration or otherwise (a “Payment Default Event”), the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or when the Alternate Base Rate is applicable and is based on the Prime Rate, a year with 365 days or 366 days in a leap year) equal to (x) in the case of overdue principal of any Loan, at the rate then applicable to such Loan plus 2.0% and (y) in the case of all other amounts, the rate applicable to ABR Loans plus 2.0%.

Section 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar or Euro Loan, the Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted LIBO Rate or EURIBOR Rate (as applicable), the Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the applicable Borrower and Lenders. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, (i) any US Loans which would otherwise be borrowed or continued as, or converted into, Eurodollar Loans shall instead be ABR Loans and (ii) any Euro Loans outstanding from any Euro Lender shall bear interest at a rate equal to the sum of (x) the Applicable Euro Margin plus (y) the rate notified to the Agent by such Lender as soon as practicable and in any event before interest is due to be paid in respect of the affected Interest Period, to be that rate which represents the cost to such Lender of funding such Loan from whatever source it may reasonably select plus (z) the Mandatory Costs Rate.

Section 2.09. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.03) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10. Termination or Reduction of Commitments. (a) Mandatory. Unless earlier terminated pursuant to Article 7, (i) the Euro Commitments and the US Commitments shall terminate at the close of business on the earlier of the Closing Date and the last day of the Loan Availability Period and (ii) the Deposit Commitments shall terminate on the Maturity Date.

(b) Optional. Upon at least one Business Day’s prior notice to the Agent, the applicable Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the unused Commitments of any Class. Each such reduction of the Commitments shall be in an Approved Amount. Any reduction of the Commitments pursuant to this Section shall be applied pro rata to reduce the Commitment of each Lender of the affected Class.

Section 2.11. Scheduled Amortization. (a) Each Borrower shall pay to the Administrative Agent, for the account of the applicable Lenders, on each Amortization Date, a principal amount of the Loans made to it equal to the Amortization Amount, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all outstanding Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest thereon.

(c) All payments required pursuant to this Section 2.11 are subject to reduction on account of optional or mandatory prepayments as provided in Sections 2.12 and 2.13.

Section 2.12. Mandatory Prepayment. (a) Not later than the fifth Business Day following the receipt of Net Cash Proceeds in respect of any Asset

Sale, the Borrowers shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.12(g); provided that, if (i) Holdco shall deliver a certificate of a Financial Officer to the Agent at the time of receipt of any Net Cash Proceeds from any Asset Sale setting forth its intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Holdco Group within 360 days of receipt of such proceeds and (ii) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, then no prepayment will be required pursuant to this clause in respect of such Net Cash Proceeds (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except that, if any such Net Cash Proceeds have not been so applied by the end of such 360-day period, a prepayment will be required at that time in an amount equal to the amount of such Net Cash Proceeds that have not been so applied.

(b) In the event and on each occasion that an Equity Issuance occurs (other than an Equity Issuance the proceeds of which are used to fund an Investment pursuant to Section 6.05(k), a Permitted Acquisition or Capital Expenditures), the Borrowers shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, apply 50% of the Net Cash Proceeds therefrom to prepay outstanding Loans in accordance with Section 2.12(g).

(c) No later than the 10 days after the date on which the financial statements with respect to such period are required to be delivered pursuant to Section 5.01(a), the Borrowers shall prepay outstanding Loans in accordance with Section 2.12(g) in an aggregate principal amount equal to 50% of Excess Cash Flow for each fiscal year of Holdco, commencing with the fiscal year ending December 31, 2008, provided that, with respect to any fiscal year, such percentage shall reduce to 25% if the First Priority Leverage Ratio as of the date of prepayment, or the most recent determination date occurring prior to such date, is less than 2.25 to 1.00.

(d) In the event that any Group Member shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Group Member (other than any Indebtedness for money borrowed permitted pursuant to Section 6.03), the Borrowers shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by such Group Member, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.12(g).

(e) Within five Business Days after any Net Cash Proceeds are received by or on behalf of any Group Member in respect of any Casualty Event, the Borrowers shall prepay outstanding Loans in accordance with Section 2.12(g) in an aggregate amount equal to 100% of the Net Cash Proceeds; provided that, if Holdco shall deliver to the Agent a certificate of a Financial Officer to the effect that (i) it intends to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Cash Proceeds, to repair, restore or replace the property with respect to which such Net Cash Proceeds were received, (ii) if such property is to be replaced, the property acquired to replace it will be included in the Collateral at least to the extent that the property to be replaced was included therein and (iii) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, then no prepayment will be required pursuant to this clause in respect of such Net Cash Proceeds (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except that if any such Net Cash Proceeds have not been so applied by the end of such 360-day period, a prepayment will be required at that time in an amount equal to the amount of such Net Cash Proceeds that have not been so applied; provided that if the Borrower enters into a definitive agreement to apply such Net Cash Proceeds to restore or replace the property with respect to which such Net Cash Proceeds were received prior to the end of such 360-day period and the conditions set forth in clauses (ii) and (iii) are satisfied, the Borrower shall be required to prepay outstanding Loans with such Net Cash Proceeds only to the extent that such Net Cash Proceeds are not so applied within 180 days of the date of such definitive agreement.

(f) Not later than the fifth Business Day following the receipt by Holdings or any of its subsidiaries (provided, that for purposes of this Section 2.12(f), Metalsa shall in no event be considered a subsidiary of Holdings), directly or indirectly, of Net Cash Proceeds in respect of any Metalsa Asset Sale, the Borrowers shall apply an amount equal to 75% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.12(g); provided, that on and after the date on which the financial statements for the fiscal quarter ending September 30, 2007 are delivered pursuant to Section 5.01(b), such percentage (the “Metalsa Prepayment Percentage”) shall be (i) 100% if the Total Leverage Ratio as of the date of prepayment, or the most recent determination date occurring prior to such date, is greater than or equal to 4:00 to 1.00, (ii) 75% if the Total Leverage Ratio as of the date of prepayment, or the most recent determination date occurring prior to such date, is less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00 and (iii) 50% if the Total Leverage Ratio as of the date of prepayment, or the most recent determination date occurring prior to such date, is less than 3.50 to 1.00; provided further, that if the financial statements for the fiscal quarter ending September 30, 2007 are not provided by the date required by Section 5.01(b), the Metalsa Prepayment Percentage shall be 100% until the time that such financial statements are delivered.

(g) Subject to Section 2.12(h), mandatory prepayments of outstanding Loans shall be applied (i) ratably to the US Loans and the Euro Loans, respectively, (ii) within the US Loans and Euro Loans, to such Groups of Loans as the Borrower may direct (or failing such direction from the Borrower, as the Agent may determine) and (iii) to reduce future scheduled amortization pro rata against the four next scheduled installments of principal due in respect of the

Loans until such installments have been repaid in full and, then, pro rata against the remaining scheduled installments of principal due in respect of the Loans until all the Loans have been repaid in full. The conversion of any currency required to effect the prepayment of Loans as set forth above shall be made by the Agent at the Exchange Rate on the date of such prepayment.

(h) Any Lender may elect, by notice to the Agent within one Business Day after receiving notification from the Agent of any prepayment of its Loans pursuant to clauses (a) to (f) of this Section, to decline its ratable share of such prepayment in which case the aggregate amount of the prepayment that would have been applied to prepay the Loans of such declining Lender shall be re-offered to those Lenders (if any) who have initially accepted such prepayment (such re-offer to be made to each such Lender based on the percentage which such Lender’s Loans represents of the aggregate Loans of all Lenders who initially accepted such prepayment). In the event of such a re-offer, the relevant Lenders may elect, by notice to the Agent within one Business Day of receiving notification of such re-offer, to decline (in whole but not in part) the amount of such prepayment that is re-offered to them. To the extent that any Lender does not respond to the notice regarding such re-offer, such Lender shall be deemed to have accepted the amount so offered. So long as any Second Lien Term Loans are outstanding, the aggregate amount of the prepayment that would have been applied to prepay accepting Term Lenders but was so declined shall be applied in accordance with the Second Lien Term Facility Loan Documents.

(i) The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Financial Officer of setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least five Business Days prior notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid determined in accordance with clause (g) above. All prepayments under this Section 2.12 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13. Optional Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, (x) with respect to Eurodollar Loans, upon notice received by 1:00 p.m. New York City time three Business Days’ prior to the proposed date of prepayment, (y) with respect to Euro Loans, upon notice received by 1:00 p.m. London time three Business Days’ prior to the proposed date of prepayment and (z) with respect to ABR Loans on the same Business Day upon notice by 12:00 noon New York City time on the proposed date of prepayment; provided, however, that (i) each such partial prepayment shall be in an Approved Amount, (ii) any prepayment of Eurodollar Loans or Euro Loans pursuant to this Section 2.13(a) other than on the last day of an Interest Period applicable thereto shall be subject to payment of the amounts described in Section 2.16, and (iii) all prepayments under this Section 2.13 shall be subject to Section 2.20(b).

(b) Each prepayment of Loans pursuant to Section 2.13(a) shall be applied ratably to the Loans of the several Lenders of the related Class.

(c) Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and in the case of Eurodollar Loans or Euro Loans, the Group or Groups of Loans to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay the Loans by the amount and on the date stated therein. The Agent shall, promptly after receiving notice from either Borrower hereunder, notify each applicable Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

Section 2.14. Deposit Account. (a) Establishment of Deposit Account and Deposit Sub-Accounts. On or prior to the Closing Date, the Agent shall establish a deposit account in the name of the Agent at JPMCB with the title “Tower 2007 Deposit-Funded Credit Facility Deposit Account” (the “Deposit Account”). The Agent shall maintain records enabling it to determine at any time the amount of the interest of each Deposit Lender in the Deposit Account (the interest of each such Lender in the Deposit Account, as evidenced by such records, being referred to as such Lender’s “Deposit Sub-Account”). The Agent shall establish such additional Deposit Sub-Accounts for assignee Deposit Lenders as shall be required pursuant to Section 10.03. No Person (other than the Agent) shall have the right to make any withdrawal from the Deposit Account or to exercise any other right or power with respect thereto except as expressly provided in paragraph (c) below or in Section 10.03. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Deposits are and will at all times be property of the Deposit Lenders, and that no amount on deposit at any time in the Deposit Account shall be the property of any of the Loan Parties, constitute “Collateral” under the Loan Documents or otherwise be available in any manner to satisfy any Obligations of any of the Loan Parties under the Loan Documents. Each Deposit Lender agrees that its right, title and interest in and to the Deposit Account shall be limited to the right to require amounts in its Deposit Sub-Account to be applied as provided in paragraph (c) below and that it will have no right to require the return of its Deposit other than as expressly provided in such paragraph (c) (each Deposit Lender hereby acknowledging that (i) its Deposit constitutes payment for its participations in Letters of Credit issued or to be issued hereunder, (ii) its Deposit and any investments made therewith shall secure its obligations to the Issuing Lender hereunder (each such Lender hereby granting to the Agent, for the benefit of the Issuing Lender, a security interest in its Deposit and agreeing that the Agent, as holder of the Deposits and any investments made therewith, will be acting, inter alia, as collateral agent for the Issuing Lender) and (iii) the Issuing Lender will be issuing, amending, renewing and extending Letters of Credit in reliance on the availability of such Lender’s Deposit to discharge such Lender’s obligations in accordance with Section 2.02(f) in connection with any LC Disbursement thereunder). The funding of the Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements among the Agent, the Issuing Lender and the Deposit Lenders with respect to the funding obligations of the Deposit Lenders under this Agreement, and the Deposits do not constitute loans or extensions of credit to any Loan Party. No Loan Party shall have any responsibility or liability to the Deposit Lenders, the Agents or any other Person in respect of the establishment, maintenance, administration or misappropriation of the Deposit Account (or any Deposit Sub-Account) or with respect to the investment of amounts held therein, including pursuant to paragraph (d) below, or the duties and responsibilities of the Agent with respect to the foregoing contemplated by paragraph (e) below. JPMCB hereby waives any right of setoff against the Deposits that it may have under applicable law or otherwise with respect to amounts owed to it by Deposit Lenders (it being agreed that such waiver shall not reduce the rights of JPMCB, in its capacity as the Issuing Lender or otherwise, to apply or require the application of the Deposits in accordance with the provisions of this Agreement).

(b) Deposits in Deposit Account. The following amounts will be deposited in the Deposit Account at the following times:

(i) On the Closing Date, each Deposit Lender shall deposit in the Deposit Account an amount in Dollars equal to such Lender’s Deposit Commitment. Thereafter, the Deposits shall be available, on the terms and subject to the conditions set forth herein, for application pursuant to Section 2.02(f) to reimburse such Lender’s Deposit Percentage of LC Disbursements in respect of Letters of Credit that are not reimbursed by the applicable Borrower. The obligations of the Deposit Lenders to make the Deposits required by this clause (i) are several, and no Deposit Lender shall be responsible for any other Lender’s failure to make its Deposit as so required.

(ii) On any date prior to the Maturity Date on which the Agent or the Issuing Lender receives any reimbursement payment from any Borrower in respect of an LC Disbursement with respect to which amounts were withdrawn from the Deposit Account to reimburse the Issuing Lender, subject to clause (iv) below, the Agent shall deposit such reimbursement payment in the Deposit Account, and credit to the Deposit Sub-Account of each of the Deposit Lenders, such Deposit Lender’s Deposit Percentage of such reimbursement payment, in accordance with Section 2.02(f).

(iii) If at any time when any amount would otherwise be required to be deposited in the Deposit Account under clause (ii) above the sum of such amount and the aggregate amount of the Deposits at such time would exceed the aggregate amount of the Deposit Commitments then such excess shall not be deposited in the Deposit Account and the Agent shall instead pay to each Deposit Lender its Deposit Percentage of such excess.

(iv) Concurrently with the effectiveness of any assignment by any Lender of all or any portion of its Deposit Commitment, the Agent shall transfer into the Deposit Sub-Account of the assignee the corresponding portion of the amount on deposit in the assignor’s Deposit Sub-Account in accordance with Section 10.03.

(c) Withdrawals From and Closing of Deposit Account. Amounts on deposit in the Deposit Account shall be withdrawn and distributed (or transferred, in the case of clause (iv) below) by the Agent as follows:

(i) On each date on which the Issuing Lender is to be reimbursed by the Deposit Lenders pursuant to Section 2.02(f) for any LC Disbursement, the Agent shall withdraw from the Deposit Account the amount of such unreimbursed LC Disbursement (and debit the Deposit Sub-Account of each Deposit Lender in the amount of such Lender’s Deposit Percentage of such unreimbursed LC Disbursement) and make such amount available to the Issuing Lender in accordance with Section 2.02(f).

(ii) Concurrently with each voluntary reduction of the Deposit Commitments pursuant to and in accordance with Section 2.10, the Agent shall withdraw from the Deposit Account and pay to each Deposit Lender such Lender’s Deposit Percentage of any amount by which the Deposits would exceed the aggregate amount of the Deposit Commitments, after giving effect to such reduction of the Deposit Commitments (provided, that after giving effect thereto, the aggregate amount of the Deposits is not less than the LC Exposure).

(iii) Concurrently with any termination of the Deposit Commitments pursuant to and in accordance with Section 2.10 or Article 7, the Agent shall withdraw from the Deposit Account and pay to each Deposit Lender such Lender’s Deposit Percentage of the excess at such time of the aggregate amount of the Deposits over the LC Exposure.

(iv) Concurrently with the effectiveness of any assignment by any Deposit Lender of all or any portion of its Deposit Commitment, the corresponding portion of the assignor’s Deposit Sub-Account shall be transferred from the assignor’s Deposit Sub-Account to the assignee’s Deposit Sub-Account in accordance with Section 10.03 and, if required by Section 10.03, the Agent shall close such assignor’s Deposit Sub-Account.

(v) Upon the reduction of each of the Deposit Commitments and the LC Exposure to zero, the Agent shall withdraw from the Deposit Account and pay to each Deposit Lender such Lender’s Deposit Percentage of the remaining amount, and shall close the Deposit Account.

Each Deposit Lender irrevocably and unconditionally agrees that its Deposit may be applied or withdrawn from time to time as set forth in this paragraph (c).

(d) Investment of Amounts in Deposit Account. The Agent shall invest, or cause to be invested, the Deposit of each Deposit Lender so as to earn for the account of such Lender a return thereon (the “Deposit Return”) for each day at a rate per annum equal to (i) the one month LIBOR rate as determined by the Agent on such day (or if such day was not a Business Day, the first Business Day immediately preceding such day) based on rates for deposits in Dollars (as set forth by Bloomberg L.P.-page BTMM or any other comparable publicly available service as may be selected by the Agent) (the “Benchmark LIBO Rate”) minus (ii) 0.15% per annum (based on a 365/366 day year). The Benchmark LIBO Rate will be reset on each Business Day. The Deposit Return accrued through and including the last day of March, June, September and December of each year shall be payable by the Agent to each Deposit Lender on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date, and on the date on which each of the Deposit Commitments and the LC Exposure shall have been reduced to zero, and the Agent agrees to pay to each Deposit Lender the amounts due to it under this sentence. No Loan Party shall have any obligation under or in respect of the provisions of this paragraph (d).

(e) Sub-Agents. As provided in Article 8, the Agent may perform any and all of its duties and exercise its rights and powers contemplated by this Section 2.14 by or through one or more sub-agents appointed by it (which may include any of its Affiliates). The parties hereto acknowledge that on or prior to the Closing Date the Agent has engaged JPMorgan Chase Institutional Trust Services to act as its sub-agent in connection with the Deposit Account, and that in such capacity JPMorgan Chase Institutional Trust Services shall be entitled to the benefit of all the provisions of this Agreement contemplated by Article 8.

(f) Sufficiency of Deposits to Provide for LC Exposure. Notwithstanding any other provision of this Agreement, no Letter of Credit shall be issued or the stated amount thereof increased, if after giving effect thereto the aggregate amount of the Deposits would be less than the LC Exposure. The Agent agrees to provide, at the request of the Issuing Lender, information to the Issuing Lender as to the aggregate amount of the Deposits.

(g) Satisfaction of Lender Funding Obligations. The Issuing Lender acknowledges and agrees that, notwithstanding any other provision contained herein, the deposit by each Deposit Lender in the Deposit Account on the Closing Date of funds equal to its Deposit Commitment will fully discharge the obligation of such Lender to reimburse such Lender’s Deposit Percentage of LC Disbursements in respect of Letters of Credit that are not reimbursed by the applicable Borrower pursuant to Section 2.02(f), and that no other or further payments shall be required to be made by any Deposit Lender in respect of any such reimbursement obligations.

Section 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Mandatory Costs Rate) or the Issuing Lender or any Deposit or the Deposit Account; or

(ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Euro Loans made by such Lender or any Letter of Credit or participation therein or any Deposit or the Deposit Account;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Euro Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Deposit or Deposit Sub-Account of such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Euro Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Euro Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan or Euro Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if any applicable Requirement of Law (as determined in the good faith discretion of an applicable Withholding Agent (as defined below)) requires the deduction or withholding of any Indemnified Taxes or Other Taxes from any such payment (including, for the avoidance of doubt, any such payment made by the Borrower, the Agent or the Issuing Lender, or made or received by any Lender or a beneficial owner of any Lender or partner, member, beneficiary or settlor of any Lender), then (i) the sum payable by the Borrower shall be increased as necessary so that after making all such deductions (including deductions applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, the Agent, the Issuing Lender, or the applicable Lender

(any such person a “Withholding Agent”) shall make such deduction or withholding and (iii) the Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirement of Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Agent, each Lender and the Issuing Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed on amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. The Agent shall be entitled to establish additional reasonable administrative procedures relating to indemnification requests in respect of Indemnified Taxes of the type described in clause (c)(ii) of the definition of “Excluded Taxes”.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Withholding Tax Payer shall deliver to the Borrower (with a copy to the Agent), on or prior to the date on which such Withholding Tax Payer becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Form W-8BEN,

(ii) duly completed copies of Internal Revenue Form W-8ECI,

(iii) duly completed copies of Internal Revenue Form W-9,

(iv) duly completed forms certifying that such Withholding Tax Payer is eligible for a reduced rate of United States federal withholding tax under any tax treaty, or

(v) any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from the United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law;

provided, that in the case of a Withholding Tax Payer entitled to receive payments under Section 2.21, (i) if the Withholding Tax Payer is engaged in a trade or business in the United States, the applicable form shall be Internal Revenue Form W-8ECI and (ii) if the Withholding Tax Payer is entitled to the benefit of a relevant treaty which reduces or eliminates United States federal withholding tax, the applicable form shall be Form W8-BEN (with a U.S. taxpayer identification number) claiming the benefit of the applicable treaty.

In addition, each Withholding Tax Payer agrees that it will deliver upon the Borrower’s or the Agent’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required by applicable Requirement of Law in order to confirm or establish the entitlement of such Withholding Tax Payer to a continuing exemption from United States federal income tax.

Each Withholding Agent shall be entitled to rely on the forms (if any) provided by a Withholding Tax Payer pursuant to this Section in making a determination of whether any tax is an “Excluded Tax” and whether to withhold for United States federal income tax purposes.

(f) If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.18. Payments Generally; Pro Rata Treatment.

(a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of

LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the account of the Agent most recently designated by it for such purpose by notice to the Borrowers, except payments to be made directly to the Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, provided that reimbursement of LC Disbursements in respect of Letters of Credit shall be deposited by the Agent in the Deposit Account to the extent provided in Section 2.14. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder in respect of the Euro Loans shall be made in Euros; all other payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and expenses then due hereunder, such funds shall be applied (i) first, towards payment of fees and expenses then due under Sections 2.20 and 10.05, ratably among the parties entitled thereto in accordance with the amounts of fees and expenses then due to such parties, (ii) second, towards payment of interest then due on account of the Loans of each Class and Letter of Credit Fees then due on account of the Letters of Credit, ratably among the parties entitled thereto in accordance with the amounts of interest on each Class of Loans and Letter of Credit Fees then due to such parties and (iii) third, towards payment of principal of the Loans of each Class and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of the Loans of each Class and unreimbursed LC Disbursements then due to such parties.

(c) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders of each applicable Class or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders of each applicable Class or the Issuing Lender, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.02(f), 2.04(b) or 10.05(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) such Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, its participations in LC Disbursements and its Deposit (if any), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

Section 2.20. Certain Fees.

(a) The Borrowers shall pay to the Agent, for the respective accounts of the Agent, the Arrangers and the Lenders, the fees set forth in that certain Fee Letter dated as of April 30, 2007 among the Agent, the Arrangers and TA Acquisition Company LLC, at the times set forth therein.

(b) In the event that the Loans are prepaid in whole or in part pursuant to Section 2.13 on or after the Closing Date and prior to the first anniversary of the Closing Date, the Borrower shall pay to the Lenders a prepayment fee on the principal amount so prepaid as follows:

Relevant Period	Prepayment premium as a percentage of the principal amount so prepaid
On or after the Closing Date and prior to the first anniversary of the Closing Date	1.00%

Section 2.21. Deposit and LC Facility Fee. The Borrowers agree to pay to the Agent for the account of each Deposit Lender a fee, accruing at the rate of (i) the Applicable LC Fee Rate plus (ii) 15 basis points (0.15%) per annum, on the daily amount of the Deposit of such Lender. The fee pursuant to this Section shall accrue during the period from and including the date hereof to but excluding the date on which each of the Deposit Commitments and the LC Exposure have been reduced to zero, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date.

Section 2.22. Letter of Credit Fees. The Borrower shall pay to the Issuing Lender with respect to each Letter of Credit such Issuing Lender’s customary fees for issuance, amendments and processing referred to in Section 2.02. In addition, the Borrower agrees to pay each Issuing Lender for its account a fronting fee of one quarter of one percent ( 1/4%) per annum in respect of each Letter of Credit issued by such Issuing Lender, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit. Accrued fees described in this paragraph in respect of each Letter of Credit shall be due and payable monthly in arrears on the last calendar day of each month and on the Maturity Date.

Section 2.23. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Agent for the respective accounts of the Agent and the Lenders, as provided herein and in the fee letter described in Section 2.20. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.24. Collection Allocation Mechanism. (a) On the CAM Exchange Date the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.03) be deemed to have exchanged interests in the Loans and LC Exposures such that in lieu of the interest of each Lender in Loans and LC Exposures in which it shall participate as of such date, such Lender shall hold an interest in every one of the Loans and LC Exposures, whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Loans and LC Exposures. Each Loan Party agrees from time to time to execute and deliver to the Agent all instruments and documents as the Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Agent pursuant to any Loan Document in respect of any Loan or LC Exposure, and each distribution made by the Agent pursuant to any Security Document in respect of any Loan or LC Exposure, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of any Loan or LC Exposure shall be paid over to the Agent for distribution to the Lenders in accordance herewith.

(c) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under any such Letter of Credit shall not have been reimbursed by the Borrower, each Lender having, on such date and prior to giving effect to the CAM Exchange, Deposit Exposure with respect to such Letter of Credit shall promptly pay over to the Agent, in immediately available funds an amount equal to such Lender’s Deposit Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Agent at a rate equal to the Deposit Return (by transfer from its Deposit Sub-Account). The Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. The Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (d), (e) or (f) below. The Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the outstanding LC Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of the Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.02.

(d) In the event that on or after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Agent shall, at the request of the Issuing Lender, withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Lender in satisfaction of the reimbursement obligations of the Lenders under Section 2.02 (but not of the Borrower under Section 2.02).

(e) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(f) Pending the withdrawal of any amounts from the L/C Reserve Accounts as contemplated by the above paragraphs, the Agent will invest such amounts in Permitted Investments set forth in clause (a) or (c) of the definition thereof, as the Agent may determine. Each Lender shall have the right, at intervals reasonably specified by the Agent, to withdraw the earnings on investments so made by the Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

Section 2.25. Right of Set-off. Subject to the provisions of Section 7.01, upon the occurrence and during the continuance of any Event of Default, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits designated as payroll accounts and any trust accounts) at any time held and other indebtedness at any time owing by the Agent and each such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated. Each Lender and the Agent agrees promptly to notify the applicable Loan Party after any such set-off and application made by such Lender or by the Agent, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Agent under this Section are in addition to other rights and remedies which such Lender and the Agent may have upon the occurrence and during the continuance of any Event of Default.

Section 2.26. Security Interest in Letter of Credit Account. The Loan Parties hereby assign and pledge to the Agent, for its benefit and for the ratable benefit of the Lenders, and hereby grant to the Agent, for its benefit and for the ratable benefit of the Lenders, a first priority security interest, senior to all other Liens, if any, in all of the Loan Parties’ right, title and interest in and to the Letter of Credit Account and any direct investment of the funds contained therein. Cash held in the Letter of Credit Account shall not be available for use by the Borrower, and shall be released to the Borrower only as described in clause (ii)(y) of Section 2.02(k).

Section 2.27. Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Lenders shall be entitled to immediate payment of such Obligations.

Section 2.28. Increase In US Loans. (a) At any time, the US Borrower may, if it so elects, request a borrowing of additional US Loans hereunder (each , an “US Loan Increase”) (each such US Loan Increase to be in an aggregate amount of not less than the lesser of (i) $20,000,000 and (ii) the amount of the Deposit Commitment in existence at such time, either by designating a financial institution or institutions (or other Person) not theretofore Lenders to become Lenders and to make US Loans to the US Borrower or by agreeing with an existing Lender or Lenders that such Lender’s or Lenders’ shall make US Loans to the US Borrower, in each case in an aggregate amount equal to the amount of the US Loan Increase requested by the US Borrower. Upon (i) execution and delivery by the Borrower and such Lender or Lenders or other financial institution or institutions (or other Person) of an instrument (an “Additional US Loan Commitment”) in a form reasonably satisfactory to the Agent, (ii) receipt of such written consent of the Agent as would be required in the case of an assignment of US Loans to such Person and (iii) delivery by the US Borrower of a borrowing request in respect of such additional US Loans in form and substance satisfactory to the Agent, such existing Lender or Lenders shall (or such other financial institution or institutions (or other Person) shall become Lenders and shall) make additional US Loans (“Incremental US Loans”) as therein set forth and shall have all the rights and obligations of Lenders with such US Loans hereunder; provided that:

(i) the US Borrower shall have delivered to the Agent a copy of the Additional US Loan Commitment (a copy of which the Agent shall promptly deliver to each Lender);

(ii) before and after giving effect to such US Loan Increase, the representations and warranties of the Loan Parties contained in Article 3 of this Agreement shall be true in all material respects;

(iii) at the time of such US Loan Increase, no Default shall have occurred and be continuing or would result therefrom;

(iv) after giving effect to such US Loan Increase, the Incurrence Test would be met;

(v) either prior to or substantially simultaneously with each borrowing of Incremental US Loans, the Borrower shall have reduced the Deposit Commitments pursuant to Section 2.10(b) in an amount not less than the aggregate amount of Incremental US Loans borrowed hereunder;

(vi) the Agent shall have received such evidence (including an opinion of counsel for the Loan Parties) as it may reasonably request to confirm the due authorization of the transactions contemplated by this Section and the validity and enforceability of the obligations of the Loan Parties resulting therefrom.

(b) On the date of any US Loan Increase, the Borrower shall be deemed to have represented to the Agent and the Lenders that the conditions set forth in clauses (i) through (vi) above have been satisfied.

(c) Incremental US Loans shall be allocated ratably among all outstanding borrowings of US Loans and will be deemed part of such outstanding borrowings. For the avoidance of doubt, Incremental US Loans shall be “US Loans” for all purposes hereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, the Loan Parties jointly and severally represent and warrant as follows:

Section 3.01. Organization; Powers. Each Group Member is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the powers of each Group Member and have been duly authorized by all necessary actions. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to Legal Reservations.

Section 3.03. Disclosure.

(a) Each Group Member has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of Holdco or any of its Subsidiaries to the Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contained when furnished any material misstatement of fact or omitted when furnished to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date (it being understood that projections are inherently uncertain and that actual results may differ from the projections and such difference may be material).

Section 3.04. Financial Condition; No Material Adverse Change.

(a) The Holdco Group has furnished the Lenders with copies of the (a) audited consolidated and consolidating financial statements of the Business for the fiscal years ended December 31, 2005 and December 31, 2006 and (b) the unaudited consolidated and consolidating financial statements of the Business for the fiscal quarter ended March 31, 2007. Such financial statements present fairly, in accordance with GAAP, the financial condition and results of operations of the Business, on a consolidated basis as of such dates and for each such period; such financial statements disclose all liabilities, direct or contingent, of the Business, as of the date thereof required to be disclosed by GAAP; such financial statements were prepared in a manner consistent with GAAP; and such quarterly financial statements are subject to normal year-end adjustments and the absence of footnotes; provided that the financial statements for the fiscal quarter ending March 31, 2007 shall be permitted to be non-compliant with GAAP solely with respect to matters relating to the adoption of Financial Accounting Standard Board interpretation no. 48 (FIN 48).

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31,

2006 (it being understood that the insolvency, bankruptcy or other inability to pay obligations when due of any member of the Tower Group prior to the Acquisition shall not constitute, or be evidence of, a Material Adverse Effect).

Section 3.05. Capitalization and Subsidiaries. Schedule 3.05 sets forth, as of the Closing Date, (a) a correct and complete list of the name and relationship to Holdco of each Group Member, (b) a true and complete listing of each class of authorized Equity Interests of each Group Member, of which all of such Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.05, and (c) the type of entity of each Group Member. All of such issued and outstanding Equity Interests have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non assessable. Each of Holdco’s Domestic Subsidiaries is a Loan Party.

Section 3.06. Government Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made or as disclosed on Schedule 3.06 and are in full force and effect and except for filings, notices and registrations necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any material Requirement of Law (including, without limitation, Regulations T, U or X of the Board) applicable to any Group Member, (c) to the knowledge of each Group Member, will not violate or result in a material default under any indenture, agreement or other instrument binding upon any Group Member or its assets, or give rise to a right thereunder to require any payment to be made by any Group Member, and (d) will not result in the creation or imposition of any Lien on any asset of any Group Member, except Liens created pursuant to the Loan Documents.

Section 3.07. Compliance with Law; No Default.

(a) Except for matters which could not reasonably be expected to have a Material Adverse Effect, each Group Member is in compliance with all material Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

Section 3.08. Litigation and Environmental Matters.

(a) Other than as set forth on Schedule 3.08, there are no actions, suits or proceedings pending or, to the knowledge of each Group Member, threatened against or affecting the Holdco Group or any of its properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is reasonably likely to be determined adversely and, if so determined adversely would have a Material Adverse Effect.

(b) Except for matters which could not reasonably be expected to have a Material Adverse Effect (i) the operations of the Loan Parties comply in all material respects with all applicable Environmental Laws; (ii) to the knowledge of each Loan Party, none of the operations of the Loan Parties is the subject of any Federal or state investigation evaluating, or any third party claim regarding, the need for remedial action involving an expenditure by the Loan Parties to respond to a release of any Hazardous Materials into the environment; and (iii) to the knowledge of each Loan Party, the Loan Parties do not have any material Environmental Liability.

Section 3.09. Insurance. All policies of insurance of any kind or nature owned by or issued to the Holdco Group, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are or will be in full force and effect as of the Closing Date and at all times thereafter and are of a nature and provide such coverage as is sufficient for and customarily carried by companies of the size and character of the Business.

Section 3.10. Taxes. Each Group Member has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not could not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

Section 3.11. Use of Proceeds. The proceeds of the Loans shall be used to finance the Acquisition and to pay fees and expenses incurred in connection with the Transactions and, solely with respect to the Incremental US Loans, for general corporate purposes.

Section 3.12. Labor Relations.

(a) Except as disclosed on Schedule 3.12(a), no Group Member is presently a party to any collective bargaining agreement or other similar contract.

(b) Except as disclosed on Schedule 3.12(b) and for matters which, in the aggregate, if determined adversely to the Holdco Group, would not have a Material Adverse Effect, there is not presently pending and, to the best knowledge of each Group Member, there is not threatened any of the following:

(i) any strike, slowdown, picketing, work stoppage or other labor dispute;

(ii) any proceeding against or affecting the Holdco Group relating to the alleged violation of any applicable law pertaining to labor relations or before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Holdco Group;

(iii) any lockout of any employees by any Group Member;

(iv) any application for the certification of collective bargaining representation; or

(v) any failure by any Group Member to comply with all applicable law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

Section 3.13. ERISA. No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect.

Section 3.14. Investment Company Status. No Loan Party and no Subsidiary of a Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.15. Properties.

(a) As of the date of this Agreement, Schedule 3.15(a) sets forth the address of each parcel of real property that is owned or leased by each Loan Party and, in the case of each leased real property, lists the applicable leases, subleases, and any amendments, supplements or modifications thereof, and all recorded copies, memoranda, short forms and all nondisturbance agreements relating thereto. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except, in each case, as could not reasonably be expected to have a Material Adverse Effect. Each Group Member has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.01, except where the failure to have such good and indefeasible title or such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect.

(b) Each Group Member owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted. To the best of each Group Member’s knowledge, the use thereof by the Holdco Group does not infringe in any material respect upon the rights of any other Person.

Section 3.16. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date each Loan Party will be Solvent.

Section 3.17. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent and the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Liens of the type described in clauses (i), (ii), (iii) or (iv) of the definition of Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent and the Secured Parties pursuant to any applicable law, (b) to the extent applicable, Liens created under the Revolving Credit Facility Loan Documents, (c) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral and (d) with respect to Collateral of Foreign Subsidiaries, Liens perfected only by mandatory notice, registration or similar requirements.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01. Conditions Precedent to Initial Loans and Initial Letters of Credit. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.09.

(a) Loan Agreement and Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the other Loan Documents and such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, together with (i) any pledged Collateral (together with undated stock powers or note powers, as applicable, executed in blank) required to be delivered thereunder, (ii) all documents, certificates, forms and filing fees that the Agent may deem reasonably necessary to perfect and protect the Liens and security interests created under the Security Documents, including, without limitation, financing statements in form and substance reasonably acceptable to the Agent, as may be required to grant, continue and maintain an enforceable security interest in the Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions and (iii) the perfection certificate attached as an exhibit to the Security Agreement.

(b) Supporting Documents. The Agent shall have received for each of the Loan Parties (subject to the following clause (iv) in the case of a Foreign Subsidiary):

(i) a copy of such entity’s certificate of incorporation or formation, as amended, certified as of a date within 90 days of the Closing Date by the Secretary of State of the state of its incorporation or formation;

(ii) a certificate of such Secretary of State, dated as of a recent date, as to the good standing of and payment of taxes by that entity and as to the charter documents on file in the office of such Secretary of State; and

(iii) a certificate of the Secretary or an Assistant Secretary of that entity dated the date of the initial Loans or the initial Letter of Credit hereunder, whichever first occurs, and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company operating agreement of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors or managers of that entity authorizing the borrowings and Letter of Credit extensions hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby, (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)); or

(iv) in the case of any Loan Party that is a Foreign Subsidiary, such customary evidence of its legal existence, its power and authority to enter into the Loan Documents to which it is a party and the incumbency and signatures of its officers or other representatives and such other documents or evidence as the Agent may reasonably request.

(c) Structure and Terms of the Transactions. (i) The Acquisition shall have been consummated, or shall be consummated substantially simultaneously with the initial borrowing of the Loans hereunder, in accordance with the Purchase Agreement, without giving effect to any amendments or waivers by thereto or to any material documentation related thereto that (taken as a whole) are adverse to the interests of the Lenders in any material respect without the consent of the Arrangers.

(ii) The Borrowers shall have received, or substantially simultaneously with the borrowing hereunder shall receive, not less than $115,000,000 (or such lesser amount as the Borrowers determine is necessary to consummate the Acquisition) in gross cash proceeds from borrowings of the Second Lien Term Loans. The Revolving Credit Facility Loan Documents shall have become effective in accordance with their terms and the conditions to utilization of the revolving credit facility thereunder shall be met. The terms and conditions contained in the Other Loan Documents shall be substantially consistent with those set forth in the Commitment Letter or otherwise satisfactory in all respects to the Arrangers.

(iii) After giving effect to the Transactions, the Holdco Group shall have outstanding no Indebtedness or preferred Equity Interests other than (1) Indebtedness under the Loan Documents and the Other Loan Documents, (2) other Indebtedness permitted under the Loan Documents and (3) preferred Equity Interests which are part of the Equity Contribution; provided that the aggregate total Indebtedness permitted by the foregoing clauses (1) and (2) less the total Unrestricted Cash of the Holdco Group shall not exceed $850,000,000.

(iv) The Equity Contribution shall have been made, or substantially simultaneously with the borrowing hereunder shall be made, in at least the amount set forth in the recitals to this Agreement, which to the extent constituting other than common stock shall be on terms and conditions (taken as a whole) and pursuant to documentation reasonably satisfactory to the Arrangers to the extent material to the interests of the Lenders.

(v) After giving effect to the Transactions, (i) Holdings shall have acquired, directly or through a wholly-owned Subsidiary, the Holdings Assets, (ii) Holdco shall have acquired, through one or more direct or indirect wholly-owned Domestic Subsidiaries, all Domestic Acquired Assets, and (iii) Foreign Holdco shall be a wholly-owned Subsidiary of Holdco, which shall own directly or through its wholly-owned Subsidiaries all Equity Interests in the Foreign Entities included in the Acquired Assets.

(vi) After giving effect to the Transactions, the Existing DIP Facility shall have been repaid in full (or, in the case of any letter of credit issued pursuant thereto, returned, cash-collateralized or guaranteed by a back-to-back letter of credit), and all action necessary to release all collateral pledged thereunder shall have been taken, in form and substance reasonably satisfactory to the Agent.

(vii) After giving effect to the Transactions, there shall be no Liens on any assets of the Holdco Group other than Liens permitted under Section 6.01.

(d) Mortgages, etc. The Agent shall have received, with respect to each parcel of real property set forth in Schedule 4.01(d) (each, an “Initial Mortgaged Property”), each of the following, in form and substance reasonably satisfactory to the Agent:

(i) a Mortgage on such property;

(ii) evidence that a counterpart of the Mortgage has been delivered to the applicable title insurance company for recording in the place necessary, in the Agent’s judgment, to create a valid and enforceable first priority Lien in favor of the Agent for the benefit of itself and the Lenders; provided that the title insurance company has issued its title insurance policy to the Agent in a New York style closing;

(iii) ALTA loan title policy issued by a title insurance company and reinsured in an amount and by title insurance companies all reasonably satisfactory to the Agent;

(iv) an ALTA survey prepared and certified to the Agent by a surveyor reasonably acceptable to the Agent;

(v) an opinion of counsel in the state in which such Initial Mortgaged Property is located from counsel reasonably satisfactory to the Agent; and

(vi) such other information, documentation, and certifications as may be reasonably required by the Agent.

Notwithstanding the foregoing, with respect to the documents and actions listed on Schedule 4.01(d) under the heading “Post-Closing Actions” that are not available to be delivered or able to be taken on or prior to the Closing Date, the delivery of such documents and the taking of such actions shall not be a condition precedent to the effectiveness of the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder.

(e) Opinions of Counsel. The Agent and the Lenders shall have received the favorable written opinions of Lowenstein Sandler PC, United States counsel to the Loan Parties, dated the date of borrowing of the Loans, substantially in the form of Exhibit B-1, (ii) Freshfields Bruckhaus Deringer, European counsel to the Loan Parties, dated the date of the borrowing of the Loans, substantially in the form of Exhibit B-2 and (iii) Allen & Overy LLP, European counsel to the Agent and the Arrangers, substantially in the form of Exhibit B-3.

(f) Financial Statements. The Arrangers shall have received unaudited combined and (to the extent available to the Loan Parties or the Sponsor) combining balance sheets and related statements of income and cash flows of the Business prepared in accordance with GAAP ((x) subject to normal year end adjustments and the absence of footnotes and (y) except for the financial statements (A) for the fiscal quarters ending March 31, 2007, June 30, 2007 and September 30, 2007 and (B) for each fiscal month of 2007, which, solely with respect to matters relating to the adoption of Financial Accounting Standard Board interpretation no. 48 (FIN 48), shall be permitted to be non-compliant with GAAP) for (i) each fiscal quarter ended after December 31, 2006 and at least 45 days before the Closing Date and (ii) each fiscal month ended after the most recent fiscal quarter for which financial statements were received by the Arrangers as described above and ended at least 45 days before the Closing Date, which financial statements shall not be materially inconsistent with the financial statements previously provided to the Arrangers by or on behalf of the Loan Parties.

(g) Solvency. The Arrangers shall have received a certificate from a Financial Officer of Holdco in form, scope and substance reasonably satisfactory to Agent, with appropriate attachments and demonstrating that after giving effect to the Transactions and other transactions contemplated to occur in connection therewith, the Holdco Group, on a consolidated basis, is Solvent.

(h) Governmental Approvals; Consents. All material governmental and third party consents and approvals with respect to the Equity Contribution or the Facilities to the extent required shall have been obtained, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Equity Contribution or the Facilities.

(i) Foreign Subsidiary Guarantee. The Agent shall have received the Foreign Subsidiary Guarantee duly executed by each of the Foreign Subsidiaries listed on the signature pages thereto.

(j) Foreign Collateral Documents. The Agent shall have received the Foreign Collateral Documents listed on Schedule 1.01(b), duly executed by each Foreign Subsidiary party thereto, together with such evidence of the effectiveness and priority of the collateral security created thereby as the Agent may reasonably request.

(k) Insurance. The Agent and the Arrangers shall have received a report from Marsh, Inc. or another independent insurance consulting firm satisfactory to the Agent and the Arrangers in their Permitted Discretion as to the adequacy of the insurance policies and coverages maintained by the Holdco Group, and a customary insurance broker’s letter confirming that such coverages are in place. Such report and broker’s letter shall be in form and substance reasonably satisfactory to the Agent and the Arrangers and shall provide evidence that Holdco and its Subsidiaries maintain insurance coverage in compliance with the terms of Section 5.05.

(l) [Intentionally Omitted]

(m) Environmental Matters. The Agent and the Arrangers shall have received Phase I environmental review reports with respect to each of the Initial Mortgaged Properties from Environ International Corporation or another firm satisfactory to the Agent and the Arrangers in their Permitted Discretion, which review reports shall be reasonably satisfactory in form and substance to the Agent and the Arrangers. Upon request, the Loan Parties will inform the Agent or any Lender in writing about the Loan Parties’ plans with respect to any hazards or liabilities identified in any such environmental review reports.

(n) Company Material Adverse Effect. Since January 1, 2007, no event or events shall have occurred which have or would reasonably be expected to have a Company Material Adverse Effect.

(o) Patriot Act. At least five Business Days prior to the Closing Date, the Arrangers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including without limitation, the Patriot Act.

(p) Payment of Fees and Expenses. The Borrowers shall have paid to the Agent and the Arrangers all fees due on the Closing Date under and pursuant to this Agreement and the letter referred to in Section 2.20 and fees and expenses of counsel to the Agent as to which invoices have been issued.

(q) Lien Searches. The Arrangers shall have received and shall be reasonably satisfied with lien searches conducted in the jurisdictions outside the United States of America where assets constituting direct or indirect collateral for the Facilities may be located or deemed to be located and in which such searches may be conducted under applicable law; provided, that in the event that such lien searches cannot, after the exercise of reasonable efforts, be completed prior to the Closing Date, the receipt of such lien searches shall not be a condition precedent to the Closing Date, and the Loan Parties shall cause such lien searches to be provided not later than 45 days following the Closing Date (or such later date as the Agent may approve).

(r) Orders; Plan of Reorganization. (i) The Sale Order and the Confirmation Order shall have been entered in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable orders of the Bankruptcy Court and any applicable local rules and each shall be a Final Order; (ii) all conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived (the waiver thereof, if materially adverse to the Lenders, having been approved by the Arrangers) and the Consummation of the Plan of Reorganization shall occur on the Closing Date contemporaneously with the making of the initial Loans hereunder and (iii) the Plan of Reorganization shall not have been amended in any manner materially adverse to the Lenders without the consent of the Arrangers.

Section 4.02. Conditions Precedent to each Loan and each Letter of Credit. The obligation of the Lenders to make each Loan to be made on the Closing Date and of the Issuing Lender to issue each Letter of Credit, including the initial Letter of Credit, is subject to the satisfaction (or waiver in accordance with Section 10.09) of the following conditions precedent:

(a) Notice. The Agent shall have received a notice with respect to such borrowing or issuance, as the case may be, as required by Section 2.02(c) or Section 2.03.

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date and the subsequent date of the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date (unless such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects as of such specific date), except on the Closing Date, the representation and warranty set forth in Section 3.04(b).

(c) No Default. On the Closing Date and the subsequent date of issuance of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section have been satisfied or waived at that time.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties jointly and severally covenant and agree with the Lenders that:

Section 5.01. Financial Statements and Other Information. The US Borrower will furnish to the Agent and each Lender:

(a) within (i) 150 days after the end of the fiscal year ending December 31, 2007 and (ii) 120 days after the end of each fiscal year of Holdco thereafter, the audited consolidated and unaudited consolidating balance sheets of the Holdco Group and related consolidated and consolidating statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case (commencing with fiscal year 2008) in comparative form the figures for the previous fiscal year, such consolidated statements reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Holdco Group on a consolidated basis in accordance with GAAP consistently applied.

(b) within 75 days after the end of the fiscal quarter of Holdco ending December 31, 2007 and within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdco, the consolidated and consolidating balance sheets of the Holdco Group and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form (commencing with fiscal year 2008) the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of Holdco as presenting fairly in all material respects the financial condition and results of operations of the Holdco Group on a consolidated basis in accordance with GAAP consistently applied (except for the financial statements for the fiscal quarters ending March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007, which, solely with respect to matters relating to the adoption of Financial Accounting Standard Board interpretation no. 48 (FIN 48), shall be permitted to be non-compliant with GAAP), subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under (a) or (b) above, (X) a comparison of the actual performance for the period to which such financial statements relate to the actual performance for the corresponding period of the prior fiscal year and the projected performance for that period, (Y) commentary on the financial performance of the Holdco Group for the period to which such financial statements relate and any material developments affecting the Holdco Group and (Z) a certificate of a Financial Officer of Holdco in substantially the form of Exhibit G (i) certifying that no Default or Event of Default has occurred, or, if such a Default or Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in detail reasonably satisfactory to the Agent demonstrating compliance with the provisions of Sections 6.11, 6.12 and 6.13;

(d) as soon as available, but in any event not more than 30 days following the end of each fiscal year of Holdco, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Holdco Group for each quarter of the upcoming fiscal year in form reasonably satisfactory to the Agent;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange;

(f) promptly after the receipt thereof by Holdings or any Group Member (but subject to any limitations on disclosure thereof imposed upon such Person by its certified public accountants), a copy of any “management letter” (whether in final or draft form) received by any such Person from its certified public accountants and the management’s response thereto;

(g) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdco Group, or compliance with the terms of any material loan or financing agreements as the Agent, at the request of any Lender, may reasonably request.

Section 5.02. Notices Of Material Events. Each Borrower (or, to the extent that an event described in this Section 5.02 relates specifically to the US Borrower or the European Borrower, the applicable Borrower) will furnish to the Agent and each Lender prompt notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any investigation by any Governmental Authority or any litigation or proceeding commenced or threatened against any Group Member that (i) seeks damages in excess of $15,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Group Member, (v) with respect to any Eligible Real Property or Additional Eligible Real Property, alleges a material violation of, or seeks remediation or other compliance measures of a material nature pursuant to, any Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $10,000,000, or (vii) involves any product recall that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(c) as soon as available and in any event (A) within 30 days after a Loan Party or any of its ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Single Employer Plan of such Loan Party or such ERISA Affiliate has occurred and (B) within 10 days after a Loan Party or any of its ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any such Plan has occurred, a statement of a Financial Officer of the Borrower describing the full details of such Termination Event;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Holdco Group in an aggregate amount exceeding $10,000,000;

(e) promptly and in any event within 10 days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC’s intention to terminate any Single Employer Plan of such Loan Party or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(f) if requested by the Agent, promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan of any Loan Party or any of its ERISA Affiliates;

(g) within 10 days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of any Loan Party or any of its ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed;

(h) promptly and in any event within 10 days after receipt thereof by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by any Loan Party or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by any Loan Party or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above;

(i) any other development that results in, or could reasonably expected to result in, a Material Adverse Effect;

Section 5.03. [Reserved].

Section 5.04. Existence; Conduct of Business. Each Group Member will (i) do or cause to be done (A) all things necessary to preserve, renew and keep in full force and effect its legal existence and (B) all commercially reasonable things necessary to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits necessary and material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02 and (ii) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, except in each case where the failure to do so (x) is no longer necessary, in the reasonable judgment of Holdco and (y) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. (a) Each Group Member will maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Security Documents. The Loan Parties will furnish to the Lenders, upon request of the Agent, information in reasonable detail as to the insurance so maintained.

(b) The Borrower will cause the Agent to at all times be named as loss payee or an additional insured (but without any liability for any premiums) under each insurance policy maintained pursuant to Section 5.05(a) covering physical damage to or theft of any Collateral. The requirement set forth in the preceding sentence is subject to the terms of the Intercreditor Agreement.

Section 5.06. Payment of Obligations. Each Group Member will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07. Compliance With Laws. Each Group Member will comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Maintenance Of Properties. Each Group Member will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.09. Books And Records; Inspection Rights. Each Group Member will:

(a) maintain or cause to be maintained at all times true and complete books and records in a manner consistent with GAAP of their operations; and provide the Agent and its representatives access to all such books and records during regular business hours, in order that the Agent may upon reasonable prior notice examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Loan Parties to the Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement.

(b) permit any representatives designated by the Agent or any Lender (including employees of the Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agent and the Lenders.

(c) grant access to and the right to inspect all final reports, final audits and other similar internal information of the Holdco Group relating to environmental matters upon reasonable notice, and obtain any third party verification of matters relating to compliance with Environmental Laws and regulations reasonably requested by the Agent at any time and from time to time; provided, however, that access to materials protected by attorney-client privilege need not be provided.

Section 5.10. [Reserved].

Section 5.11. [Reserved].

Section 5.12. Interest Rate Protection. Holdco will ensure that for at least three years following the Closing Date not less than 50% of the Loan Parties’ aggregate Indebtedness created under the Loan Documents and the Other Loan Documents effectively bears interest at a fixed rate, through the Loan Parties entering into, as promptly as practicable (and in any event no later than the 90th day after the Closing Date), Hedging Agreements reasonably satisfactory to the Agent.

Section 5.13. Additional Guarantors and Collateral; Further Assurances.

(a) Subject to applicable law, Holdco shall cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit H hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) execute supplements to the Security Documents pursuant to which it will grant Liens to the Agent, for the benefit of the Agent and the Lenders, in any and all property of such Subsidiary Guarantor, including a Mortgage on the interest of such Subsidiary Guarantor in each real property located in the United States owned or leased by it (subject to Sections 5.13(e) and 5.13(f)).

(b) Each Loan Party (other than a Foreign Subsidiary) will cause (i) 100% of the issued and outstanding Equity Interests, if any, in each Domestic Subsidiary directly owned by it and (ii) 65% of the issued and outstanding Equity Interests, if any, entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests, if any, not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each Foreign Subsidiary directly owned by it to be subject at all times to a perfected Lien in favor of the Agent pursuant to the terms and conditions of the Security Documents.

(c) Subject to applicable law, Holdco shall cause each of its Foreign Subsidiaries that is domiciled in any member state of the European Community not heretofore a Loan Party to become a Loan Party upon the reasonable request of the Agent by executing and delivering a Foreign Subsidiary Guarantee (or the supplement thereto) and shall cause each Foreign Subsidiary to execute and deliver such Foreign Collateral Documents as the Agent may reasonably request. No such request shall be deemed reasonable if compliance therewith (x) would subject any Group Member to any material tax liability, (y) would cause any Group Member to be in violation in any material respect with any applicable contractual restriction (which the other party to such contract is not willing to waive for no or nominal consideration) or (z) would cause any Group Member to be in violation of applicable law or regulation.

(d) Without limiting the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, title insurance policies, surveys, legal opinions and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Loan Parties.

(e) If any material assets (including any real property having a fair market value in excess of $1,000,000 (as reasonably determined by the Borrower) or improvements thereto or any interest therein) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under an existing

Security Document that become subject to a Lien in favor of the Agent upon acquisition thereof), such Loan Party will notify the Agent thereof, and, if requested by the Agent or the Required Lenders, will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (d) of this Section, all at the expense of the Loan Parties.

(f) The obligations of the Loan Parties pursuant to the foregoing provisions of Section 5.13(a) with respect to real property leased but not owned by them are limited to such leasehold interests as the Agent may determine in its Permitted Discretion to be of material value as Collateral; provided, that any leasehold interest with a fair market value not in excess of $1,000,000 (as reasonably determined by the Borrower) shall not be deemed to be of material value as Collateral. With respect to (i) any such leasehold interests which the Agent may so determine to be of material value as Collateral, and (ii) the leasehold interests listed on Schedule 5.13(f), the applicable Loan Party (A) shall use commercially reasonable efforts to obtain from the landlord under the applicable lease a Landlord Consent and Agreement (with a consent by the landlord’s mortgagee, if applicable) (x) consenting to a Mortgage of the leasehold interest to the Agent, (y) agreeing to provide to the Agent notice of and an opportunity to cure tenant defaults under the lease, and (z) agreeing that, in the event of the termination of the lease, the landlord will grant a new lease, all substantially in the form of Exhibit J, including specifically Sections 4, 7 and 8 thereof, with such changes as are satisfactory to the Agent in its Permitted Discretion; and (B) if the landlord consents to a Mortgage of the leasehold interest to the Agent as aforesaid or such Mortgage is otherwise permitted and will not cause a default or event of default under the lease, shall cause such leasehold interest to be mortgaged to the Agent pursuant to Section 5.13(d).

Section 5.14. Post Closing Matters.

(a) With respect to the documents and actions listed on Schedule 4.01(d) under the heading “Post-Closing Actions” that are not delivered or taken on or prior to the Closing Date, the Borrower shall use commercially reasonable efforts to cause such documents to be delivered and actions to be taken within the time periods listed in said Schedule 4.01(d).

(b) Within 30 days after the date of this Agreement (or such longer period as the Agent shall agree in its reasonable discretion), MT Stahl Handelsgesellschaft GmbH (“Stahl”) shall (and the European Borrower shall cause Stahl to) enter into the Foreign Subsidiary Guarantee as a European Guarantor (as defined therein), the Intercreditor Agreement, a German law governed intercompany receivables assignment agreement granted by Stahl as assignor in favor of the Agent and a German law governed accounts pledge agreement granted by Stahl as pledgor in favor of the Agent, each in form and substance satisfactory to the Agent.

(c) Within 10 Business Days after the date of this Agreement (or such longer period as the Agent shall agree in its reasonable discretion), the European Borrower shall enter into a Slovak law pledge over its shares in Tower Automotive A.S. as pledgor in favor of the Agent, in substantially the form agreed as of the date of this Agreement.

(d) To the extent that such arrangements are not in place on the Closing Date, within 10 Business Days of the date of this Agreement, the Loan Parties will ensure that (a) the cash pooling arrangements previously described to the Agent are established; (b) the European Borrower is the head of the cash pool and the entity into whose accounts (Cash Pool Accounts) credit balances of each other member of the cash pooling arrangements are transferred at the end of each Business Day; and (c) all such Cash Pool Accounts are subject to Liens under and pursuant to the Dutch Omnibus Security Document.

(e) On the Closing Date, the Loan Parties will cause Tower Automotive International B.V. to enter into the Foreign Subsidiary Guarantee, the Intercreditor Agreement and the Dutch Omnibus Security Document.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

Section 6.01. Liens. No Group Member will create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than:

(a) Liens on any property or any assets of any Group Member existing on the Closing Date as reflected on Schedule 6.01 provided that (i) such Lien shall not apply to any other property or asset of such Group Member (other than after acquired property affixed thereto or incorporated therein and proceeds or products thereof) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and Permitted Refinancing Indebtedness with respect thereto;

(b) Liens created pursuant to the Loan Documents or the Other Loan Documents;

(c) Permitted Liens;

(d) Liens on fixed or capital assets acquired, constructed, repaired or improved by any Group Member; provided that (i) such security interests secure Indebtedness permitted by Section 6.03(d), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of such Group Member;

(e) Liens arising from precautionary UCC financing statements regarding operating leases;

(f) Liens existing on any property or asset prior to the acquisition thereof by any Group Member (including, without limitation, in connection with a Permitted Acquisition) or existing on any property or asset of any Person that becomes a Group Member after the date hereof prior to the time such Person becomes a Group Member; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Group Member, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Group Member (other than after acquired property affixed thereto or incorporated therein and proceeds or products thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Group Member, as the case may be and Permitted Refinancing Indebtedness with respect thereto;

(g) Liens of a collecting bank arising in the ordinary course of business under Section 4 208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(h) Liens securing obligations owing to a Group Member;

(i) Liens on property of any Foreign Subsidiary, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 6.03(g);

(j) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 6.03 (other than Section 6.03(g));

(k) Liens on cash collateral securing letters of credit permitted under Section 6.03(n); and

(l) other Liens so long as neither the value of the property subject to such Liens, nor the Indebtedness and other obligations secured thereby, exceed $15,000,000 in the aggregate.

Section 6.01A. Metalsa Negative Pledge. Holdings will not, and will not permit any of its subsidiaries to, create, incur, assume or suffer to exist any Lien on any Equity Interests in Metalsa or any direct or indirect parent of Metalsa owned by Holdings or any of its subsidiaries, except for Permitted Liens of the types described clauses (i) and (ix) of the definition thereof.

Section 6.02. Fundamental Changes.

(a) No Group Member will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into Holdco in a transaction in which Holdco is the surviving corporation; (ii) any Group Member (other than Holdco) may merge into any other Group Member in a transaction in which the surviving entity is a Group Member (provided, that if any party to any such transaction is (A) a Loan Party, the surviving entity of such transaction shall be a Loan Party, (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary and (C) a Borrower, the surviving entity of such transaction shall be such Borrower); (iii) any Subsidiary (other than a Borrower) may liquidate or dissolve if Holdco determines in good faith that such liquidation or dissolution is in the best interests of the Holdco Group and is not materially disadvantageous to the Lenders; and (iv) any Permitted Acquisition or disposition permitted by Section 6.06 may be effected by way of a merger or consolidation of a Subsidiary.

(b) No Group Member will engage in any business other than the Business and businesses reasonably related thereto.

(c) Holdco will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of Foreign Holdco and the Domestic Subsidiaries and activities incidental thereto. Foreign Holdco will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Foreign Subsidiaries and activities incidental thereto.

Section 6.03. Indebtedness. No Group Member will create, incur or suffer to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.03 and Permitted Refinancing Indebtedness with respect thereto;

(b) Indebtedness under the Loan Documents and the Other Loan Documents;

(c) Indebtedness of any Subsidiary to Holdco or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to Holdco or any Subsidiary that is a Loan Party shall be subject to Section 6.05 and (ii) Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(d) (i) Indebtedness incurred subsequent to the Closing Date secured by purchase money Liens (including Capitalized Leases), (ii) Indebtedness of a Person that becomes a Group Member after the Closing Date, provided that such Indebtedness is not created in contemplation thereof, and (iii) Permitted Refinancing Indebtedness in respect of Indebtedness described in (i) and (ii), in an aggregate amount for (i), (ii) and (iii) not to exceed $35,000,000;

(e) Indebtedness owed to any bank in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(f) Indebtedness incurred in connection with foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign exchange rates and interest rate swap, cap or collar agreements and interest rate future or option contracts designed to hedge against fluctuations in foreign interest rates, in each case to the extent that such agreement or contract is entered into in the ordinary course of business;

(g) Indebtedness of Foreign Subsidiaries not otherwise described herein, not exceeding the aggregate principal amount of €25,000,000 or the equivalent of such amount at any one time outstanding;

(h) Indebtedness consisting of (i) Guarantees by any Loan Party of the Indebtedness of any other Loan Party, (ii) Guarantees by any Group Member that is not a Loan Party of the Indebtedness of any other Group Member that is not a Loan Party, or (iii) to the extent permitted by Section 6.05, Guarantees by any Loan Party of the Indebtedness of any other Group Member, in each case to the extent the Indebtedness so guaranteed is permitted under the Agreement;

(i) in each case to the extent (if any) that such obligations constitute Indebtedness, (a) customary indemnification obligations, purchase price or other similar adjustments in connection with acquisitions and dispositions permitted under the Agreement, (b) reimbursement or indemnification obligations owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, (c) obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business, (d) obligations for deferred payment of insurance premiums, (e) take-or-pay obligations contained in supply arrangements; provided, in each case, that such obligation arises in the ordinary course of business and not in connection with the obtaining of financing;

(j) Indebtedness in an aggregate principal amount not in excess of $15,000,000 at any time consisting of promissory notes to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests;

(k) Indebtedness in an aggregate principal amount not in excess of $15,000,000 at any time consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions, Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(m) Indebtedness of Seojin in an aggregate principal amount not in excess of KRW25,000,000,000 at any time;

(n) Indebtedness consisting of letters of credit supported by cash collateral which constitutes the proceeds of an Incremental US Loan;

(o) other Indebtedness of the Holdco Group in an aggregate principal amount not in excess of $25,000,000 at any time, of which not more than $15,000,000 shall be secured Indebtedness; and

(p) so long as at the time and after giving effect thereto, the Incurrence Test is met, other Indebtedness of any Loan Party.

Section 6.04. Sale and Lease-Back Transactions. No Group Member will enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter required, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.06 and (b) any Capitalized Leases or Liens arising in connection therewith are permitted by Section 6.01 and Section 6.03.

Section 6.05. Investments, Loans and Advances. No Group Member will purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances or capital contributions to, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing, “Investments”), except:

(a) (i) Investments by Holdco and the Subsidiaries existing on the Closing Date in the Equity Interests of the Subsidiaries and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.05) and (ii) additional Investments by Holdco and the Subsidiaries in the Equity Interests of the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Documents (subject to the limitation referred to in Section 5.13(b) in the case of any Foreign Subsidiary), (B) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Subsidiary Guarantors shall not exceed $75,000,000 at any time outstanding and (C) if such Investment shall be in the form of a loan or advance to a Loan Party, such loan or advance shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(b) Permitted Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, licensors, licensees and suppliers, in each case in the ordinary course of business;

(d) loans and advances in the ordinary course of business to employees, officers and directors so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

(e) the Acquisition and Permitted Acquisitions;

(f) Investments existing on the date hereof and set forth on Schedule 6.05 and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.05);

(g) extensions of trade credit in the ordinary course of business

(h) Investments made as a result of the receipt of non-cash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.06;

(i) intercompany loans and advances to Holdings to the extent that Holdco may pay dividends to Holdings pursuant to Section 6.07 (and in lieu of paying such dividends); provided that such intercompany loans and advances (i) shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 6.07 and (ii) shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(j) notes from employees of Holdco and its Subsidiaries in connection with such employees’ acquisition of shares of Holdings common Equity Interests so long as no cash is actually advanced by Holdings or any of its Subsidiaries in connection with any such acquisition;

(k) additional Investments by Holdco and its Subsidiaries, so long as such Investments are made with the proceeds of any substantially contemporaneous issuance of Equity Interests by Holdco or any direct or indirect parent of Holdco to the extent such proceeds shall have actually been received by Holdco;

(l) the Transactions shall be permitted;

(m) Investments of any Person existing at the time such Person becomes a Subsidiary of Holdco or consolidates or merges with Holdco or any of its Subsidiaries (including, without limitation, in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(n) investments in the ordinary course of business consisting of endorsements for collection or deposit; and

(o) in addition to Investments permitted by paragraphs (a) through (n) above, additional Investments by Holdco and the Subsidiaries so long as the aggregate amount invested, loans or advanced pursuant to this paragraph (j) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $20,000,000 in the aggregate.

Section 6.06. Disposition of Assets. No Group Member will sell or otherwise dispose of any assets (including, without limitation, the capital stock of any Subsidiary), except for

(a) sales of inventory, fixtures and equipment in the ordinary course of business;

(b) dispositions of surplus, obsolete, negligible or uneconomical assets including plants currently shut down or shut down in the future;

(c) intercompany sales or other intercompany transfers of assets among Group Members all of which are Loan Parties, none of which are Loan Parties, from Group Members which are not Loan Parties to Group Members that are Loan Parties and other intercompany transfers in an aggregate amount not to exceed $15,000,000 from Group Members that are Loan Parties to Group Members that are not Loan Parties;

(d) each of Holdco and its Subsidiaries may sell, discount, or otherwise dispose of accounts receivable in connection with the compromise or collection thereof, and not as part of any transaction, the primary purpose of which is to provide financing for Holdco and its Subsidiaries;

(e) each Foreign Subsidiary may sell, discount or otherwise dispose of accounts receivable in connection with any transaction, the primary purpose of which is to provide financing for such Foreign Subsidiary, provided that the aggregate amount of all such financings shall not exceed a principal amount of €25,000,000, or the equivalent of such amount, at any one time outstanding; provided further, that the amount of any such financing shall be deemed to be Indebtedness hereunder and shall not exceed the total amount of Indebtedness permitted to be incurred pursuant to Section 6.03(g);

(f) each of Holdco and its Subsidiaries may grant licenses, sublicenses, leases or subleases in the ordinary course of business to other Persons not materially interfering with the conduct of the business of Holdco or any of its Subsidiaries, in each case so long as no such grant would adversely affect any Collateral or the Agent’s rights or remedies with respect thereto;

(g) sales, transfers and dispositions of (i) Investments (excluding Investments in the Equity Interests of any Subsidiary) permitted by clauses (b), (c), (k) and (o) of Section 6.05 and (ii) other Investments to the extent required by or made pursuant to customary buy/sell arrangements made in the ordinary course of business between the parties to agreements related thereto; provided, in each case, that such sales, transfer or dispositions are made for fair value and for at least 80% cash consideration;

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member or its Subsidiaries;

(i) sales, transfers and dispositions to the extent necessary to effect a transaction otherwise permitted under Section 6.02; provided that if in connection with such transaction the direct or indirect interest of Holdco in a Group Member is reduced, such transaction shall be treated as a disposition of such interest to the extent of such reduction for purposes of this Section 6.06 which is permitted if and only if permitted by a clause other than this clause (i);

(j) Holdco and its Subsidiaries may sell the assets described on Schedule 6.06(j);

(k) sales in arm’s length transactions, at fair market value and for at least 80% cash consideration, in an aggregate amount not to exceed $50,000,000; and

(l) other sales of assets having a fair market value not in excess of $20,000,000 in the aggregate

Section 6.07. Restricted Payments; Restrictive Agreements. (a) No Group Member will declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any of Holdco’s Subsidiaries may declare and pay dividends or make other distributions ratably to its equity holders, (ii) beginning on July 1, 2008, so long as no Default shall have occurred and be continuing or would result therefrom, Holdco may, or may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees, officers, directors or consultants of Holdings, Holdco or the Subsidiaries or make payments to employees, officers, directors or consultants of Holdings, Holdco or the Subsidiaries in connection with the exercise of stock options (including for purposes of paying tax withholding applicable to stock option exercises), stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death, disability, retirement or termination of such employees in an amount not to exceed $50,000,000 in aggregate (plus the amount of Net Cash Proceeds (x) received by Holdco subsequent to the Closing Date from sales of Equity Interests of Holdco or, to the extent contributed to Holdco, any of Holdco direct or indirect parents, to directors, consultants, officers or employees of Holdco, any of its Subsidiaries or any direct or indirect parent of Holdco in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received by Holdco or its Subsidiaries), (iii) Holdco may make Restricted Payments to Holdings (x) in an amount not to exceed, when taken together with the aggregate amount of all loans or advances made pursuant to Section 6.05(i) for such purposes, $1,000,000 in any fiscal year to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) in an amount necessary to pay Holdings Tax liabilities (in an assumed amount equal to the hypothetical tax liability of the holders of Equity Interests in Holdings, calculated at the maximum combined net Federal, State and local income tax rate applicable to any holder of an Equity Interest in Holdings, in respect of the net taxable income of the Holdco Group); provided that all Restricted Payments made to Holdings pursuant to clause (iii) shall be used by Holdings for the purpose specified herein within 25 days of the receipt thereof, (iv) Holdco may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests; provided that such additional Equity Interests shall not have any mandatory redemption or similar provisions, (v) Holdings and its Subsidiaries may make non-cash repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (vi) Holdco and its Subsidiaries may pay dividends or make other distributions on the Closing Date to consummate the Transactions and (vii) any Group Member may make any Restricted Payment if both immediately before and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the First Priority Leverage Ratio does not exceed 2.25 to 1.00 on a Pro Forma Basis.

(b) No Group Member will enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdco or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdco or any other Subsidiary or to Guarantee Indebtedness of Holdco or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Subsidiary that is not a Loan Party by the terms of any Indebtedness of such Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.08. Transactions With Affiliates. Except for transactions by or among Loan Parties, no Group Member will sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) any Group Member may engage in any of the foregoing transactions with an Affiliate in the ordinary course of business at prices and on terms and conditions not less favorable to either such Group Member than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments may be made to the extent provided in Section 6.07, (c) fees, customary indemnities and reimbursements for out-of-pocket costs and expenses incurred by the Sponsor or any of its Affiliates may be paid to the Sponsor or any such Affiliates (directly or through Holdings) in an aggregate amount not to exceed $2,500,000 in any fiscal year (including, without limitation, amounts paid by Sponsor or any such Affiliates to employees, agents, professionals or consultants hired or retained by Sponsor or any such Affiliates (collectively, the “Consultants”), as payment for services rendered by such employees, agents, professionals and consultants for the benefit of a Group Member), in each case in connection with their performance of management, consulting, monitoring, financial advisory or other services with respect to Holdco and the Subsidiaries, provided that (i) no fees may be paid to the Sponsor or any of its Affiliates if at the time a Default exists (though any such unpaid fees may be paid after such Default no longer exists) and (ii) reimbursement of the Sponsor or any such Affiliates for amounts paid to Consultants retained by the Sponsor for the benefit of Holdco shall not count against the $2,500,000 limitation above, (d) Group Members may pay (directly or through Holdings) reasonable fees and out-of-pocket costs to directors of Holdco (or any direct or indirect parent thereof), and compensation and employee benefits to (and indemnities provided for the benefit of) directors, officers or employees of Holdco (or any direct or indirect parent thereof), in each case in the ordinary course of business, (e) Holdco and its Subsidiaries may enter into, and may make payments (directly or through Holdings) under, employment agreements, employee benefits plans, stock option plans, management incentive plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of Holdco (directly or through Holdings) and its Subsidiaries in the ordinary course of business, (f) periodic allocations of overhead expenses among Holdco and its Subsidiaries may be made, (g) Group Members may make payments pursuant to tax sharing agreements among Holdco

(and any direct or indirect parent thereof), and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdco and its Subsidiaries, (h) the Transactions shall be permitted, (i) any issuances of securities or other payments (directly or through Holdings), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, management investment plans and stock ownership plans approved by Holdco (or its direct or indirect parent company’s) or Holdco’s board of directors shall be permitted, and (j) transactions pursuant to permitted agreements in existence on the Closing Date and listed on Schedule 6.08, or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, shall be permitted.

Section 6.09. Limitations On Hedging Agreements. No Group Member will enter into any Hedging Agreement other than (a) any such agreement or arrangement entered into in the ordinary course of business and consistent with prudent business practice to hedge or mitigate risks to which a Group Member is exposed in the conduct of its business or the management of its liabilities or (b) any such agreement entered into to hedge against fluctuations in interest rates or currency incurred in the ordinary course of business and consistent with prudent business practice (including, without limitation, the Hedging Agreements required pursuant to Section 5.12); provided that in each case such agreements or arrangements shall not have been entered into for speculative purposes.

Section 6.10. Other Indebtedness. No Group Member will permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdco or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional rights on the holder of such Indebtedness in a manner materially adverse to Holdco, any of the Subsidiaries or the Lenders.

Section 6.11. Capital Expenditures. The aggregate amount of Capital Expenditures (i) for the period from the Closing Date through December 31, 2007 will not exceed $100,000,000 and (ii) for any fiscal year thereafter will not exceed $150,000,000; provided that the amount of permitted Capital Expenditures in respect of any fiscal year commencing with the fiscal year ending on December 31, 2008, shall be increased (but not decreased) by (a) 50% of the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year (such increase not to exceed $15,000,000 for the fiscal year ending December 31, 2008) less (b) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year.

Section 6.12. First Priority Leverage Ratio. Beginning on the earlier of (i) the date on which the financial statements of the Holdco Group for the fiscal quarter ended December 31, 2007 are delivered pursuant to Section 5.01(b) and (ii) the date on which such financial statements are required to be delivered, the First Priority Leverage Ratio as of the end of each period set forth below will not be greater than the ratio set forth opposite such period below:

Fiscal Quarter Ended	Ratio

December 31, 2007	4.25:1.00
March 31, 2008	4.25:1.00
June 30, 2008	4.25:1.00
September 30, 2008	4.25:1.00
December 31, 2008	4.25:1.00
March 31, 2009	4.25:1.00
June 30, 2009	4.25:1.00
September 30, 2009	4.25:1.00
December 31, 2009	4.25:1.00
March 31, 2010	4.25:1.00
June 30, 2010	4.25:1.00
September 30, 2010	4.25:1.00
December 31, 2010	4.25:1.00
March 31, 2011	4.25:1.00
June 30, 2011	4.25:1.00
September 30, 2011	4.25:1.00
December 31, 2011	4.25:1.00
March 31, 2012	4.25:1.00
June 30, 2012	4.25:1.00
September 30, 2012	4.25:1.00
December 31, 2012	4.25:1.00
March 31, 2013	4.25:1.00
June 30, 2013	4.25:1.00

Section 6.13. Interest Coverage Ratio. Beginning on the earlier of (i) the date on which the financial statements of the Holdco Group for the fiscal quarter ended December 31, 2007 are delivered pursuant to Section 5.01(b) and (ii) the date on which such financial statements are required to be delivered, the Interest Coverage Ratio as of the end of each period set forth below will not be less than the ratio set forth opposite such period below:

Fiscal Quarter Ended	Ratio

December 31, 2007	1.75:1.00
March 31, 2008	1.75:1.00
June 30, 2008	1.75:1.00
September 30, 2008	1.75:1.00
December 31, 2008	2.00:1.00
March 31, 2009	2.00:1.00
June 30, 2009	2.00:1.00
September 30, 2009	2.00:1.00
December 31, 2009	2.00:1.00
March 31, 2010	2.00:1.00
June 30, 2010	2.00:1.00
September 30, 2010	2.00:1.00
December 31, 2010	2.00:1.00
March 31, 2011	2.00:1.00
June 30, 2011	2.00:1.00
September 30, 2011	2.00:1.00
December 31, 2011	2.00:1.00
March 31, 2012	2.00:1.00
June 30, 2012	2.00:1.00
September 30, 2012	2.00:1.00
December 31, 2012	2.00:1.00
March 31, 2013	2.00:1.00
June 30, 2013	2.00:1.00

Section 6.14. Fiscal Year. Holdco will not change its fiscal year-end to a date other than December 31 without the prior written consent of the Agent.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period, if any, specified below with respect thereto (each, an “Event of Default”):

(a) any representation or warranty made by any Loan Party in any Loan Document or in connection with the Loan Documents or the credit extensions hereunder or any statement or representation made in any report, financial statement, certificate or other document furnished by any Loan Party to the Agent or any Lender under or in connection with the Loan Documents, shall prove to have been false or misleading in any material respect when made or delivered; or

(b) default shall be made in the payment of any (i) Fees, interest on the Loans or other amounts payable hereunder when due (other than amounts set forth in clause (ii) hereof), and such default shall continue unremedied for more than three (3) Business Days or (ii) principal of the Loans or reimbursement obligations or cash collateralization in respect of Letters of Credit, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(c) default shall be made by any Group Member in the due observance or performance of any covenant, condition or agreement contained in Section 5.02(a) or Article 6 hereof; or

(d) default shall be made by any Group Member in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of the Loan Documents and such default shall continue unremedied for more than thirty (30) days after the earlier of (i) the date on which the Agent provides notice thereof to such Group Member and (ii) the first date on which a Financial Officer of any Group Member has knowledge thereof; or

(e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary), or of a substantial part of the property or assets of Holdings, Holdco or a Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary) or for a substantial part of the property or assets of Holdings, Holdco or a Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary) or (iii) the winding-up or liquidation of Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(f) Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (e) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary) or for a substantial part of the property or assets of Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(g) (i) any Group Member shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) a Change of Control shall occur; or

(i) [reserved]; or

(j) any material provision of any Loan Document shall for any reason, cease to be valid and binding on any Loan Party purportedly bound thereby, or any Loan Party shall so assert in writing; or

(k) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected and, with respect to the Secured Parties, first priority (except as otherwise expressly provided in the Loan Documents) Lien on any material Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates representing Equity Interests pledged under the Security Agreement or the failure of the Agent to file a UCC-3 Continuation Statement or, as to Collateral consisting of real property, to the extent such losses are covered by a lenders title insurance policy and such insurer has been not denied coverage; or

(l) any judgment or order in excess of $35,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Group Member and shall remain unsatisfied and unstayed for 30 days; or

(m) any non-monetary judgment or order shall be rendered against any Group Member which has or could reasonably be expected to have a Material Adverse Effect; or

(n) any Termination Event described in clauses (iii) or (iv) of the definition of such term shall have occurred and any Lien arising as a result of such Termination Event shall have been perfected or any Person shall have obtained relief from the automatic stay to enforce such Lien or any Insufficiency; or

(o) (i) any Loan Party or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Loan Party or such ERISA Affiliate does not have reasonable grounds, in the reasonable opinion of the Agent, to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid by the Loan Parties and their ERISA Affiliates to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), could reasonably be expected to result in a Material Adverse Effect; or

(p) any Loan Party or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if such reorganization or termination could reasonably be expected to result in a Material Adverse Effect; or

(q) any Loan Party or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA (other than the failure to make any contribution for which a funding waiver has been applied for and not denied), and such failure could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders, shall, by notice to the Borrowers, take one or more of the following actions, at the same or different times: (i) terminate forthwith all Commitments then in existence; (ii) declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of such Loans together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Loan Parties upon demand to forthwith deposit in the Letter of Credit Account cash in an amount which, together with any amounts then held in the Letter of Credit Account, is equal to the sum of 105% of the then LC Exposure (and to the extent the Loan Parties shall fail to furnish such funds as demanded by the Agent, the Agent shall be authorized to debit the accounts of the Loan Parties maintained with the Agent in such amount after the giving of the notice referred to above); (iv) set-off amounts in the Letter of Credit Account or any other accounts maintained with the Agent and apply such amounts to the obligations of the Loan Parties hereunder and in the other Loan Documents; and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Agent and the Lenders. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.18(b).

ARTICLE 8

THE AGENT

Section 8.01. Administration by Agent. Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02. Rights of Agent. The institution serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

Section 8.03. Liability of Agent.

(a) The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.09), and (iii) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.09) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(b) The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 8.04. Reimbursement and Indemnification. Each Lender agrees (i) to reimburse the Agent for such Lender’s pro rata share (calculated on the basis of such Lender’s share of sum of the outstanding Loans and Deposit Exposure at the time) of any expenses and fees incurred by it under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrowers or the Guarantors and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees, agents or Affiliates, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by it or any of them under any of the Loan Documents to the extent not reimbursed by the Borrowers or the Guarantors (except such as shall result from their respective gross negligence or willful misconduct).

Section 8.05. Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 8.06. Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 8.07. Advances and Payments.

(a) On the date of each Loan, the Agent shall be authorized (but not obligated) to advance, for the account of each applicable Lender, the amount of the Loan to be made by it in accordance with its Commitment hereunder. Should the Agent do so, each of the Lenders agrees forthwith to reimburse the Agent in immediately available funds for the amount so advanced on its behalf by the Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b) Any amounts received by the Agent in connection with this Agreement (other than amounts to which the Agent is entitled pursuant to Sections 2.20, 8.04 and 10.05), the application of which is not otherwise provided for in this Agreement shall be applied (i) first, towards payment of fees and expenses then due under Sections 2.20 and 10.05, ratably among the parties entitled thereto in accordance with the amounts of fees and expenses then due to such parties, (ii) second, towards payment of interest then due on account of the Loans of each Class and Letter of Credit Fees then due on account of the Letters of Credit, ratably among the parties entitled thereto in accordance with the amounts of interest on each Class of Loans and Letter of Credit Fees then due to such parties and (iii) third, towards payment of principal of the Loans of each Class and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of the Loans of each Class and unreimbursed LC Disbursements then due to such parties. All amounts to be paid to a Lender by the Agent shall be credited to that Lender, after collection by the Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Agent, as such Lender and the Agent shall from time to time agree.

Section 8.08. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against a Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans or unreimbursed drafts drawn under Letters of Credit as a result of which the unpaid portion of its Loans or unreimbursed drafts drawn under Letters of Credit is proportionately less than the unpaid portion of the Loans or unreimbursed drafts drawn under Letters of Credit of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans or unreimbursed drafts drawn under Letters of Credit of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans and unreimbursed drafts drawn under Letters of Credit and its participation in Loans and unreimbursed drafts drawn under Letters of Credit of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and unreimbursed drafts drawn under Letters of Credit as the principal amount of its Loans and unreimbursed drafts drawn under Letters of Credit prior to the obtaining of such payment was to the principal amount of all Loans outstanding and unreimbursed drafts drawn under Letters of Credit prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided, that if any such non-pro-rata payment is thereafter recovered or otherwise set aside such purchase of participations shall be rescinded (without interest). Each Loan Party expressly consents to the foregoing arrangements and agrees that any Lender holding (or deemed to be holding) a participation in a Loan or unreimbursed drafts drawn under a Letter of Credit may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Loan Party to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.

Section 8.09. Joint And Several Creditor.

(a) Each party hereto agrees that the Agent will be the joint and several creditor (acreedor solidario), together with each of the relevant Secured Parties, with respect to the Secured Obligations of each European Loan Party towards each relevant Secured Party under this Agreement, in accordance with the terms and conditions further set out in the Foreign Subsidiary Guarantee.

(b) Without limiting or affecting the Agent’s rights against any European Loan Party (under the preceding paragraph or any other provision of any Loan Document), the Agent agrees with each of the other Secured Parties that it shall not exercise its rights as joint and several creditor with a Secured Party without the consent of such Secured Party. Nothing in the preceding sentence (i) shall limit in any manner or to any extent the Agent’s right in any capacity to take any action to protect or preserve any of its rights under any Security Document or to enforce any security interest created thereby, as stipulated in this Agreement and/or the relevant Security Document (or to perform any other act in that context) or (ii) shall create any additional rights for any of the Loan Parties, it being understood that (a) the provisions of this Section 8.09 relate solely to the relationship among the Agent and the other Secured Parties and (b) no Loan Party is an intended third party beneficiary of anything contained in this Section 8.09.

ARTICLE 9

GUARANTY

Section 9.01. Guaranty.

(a) Each of the US Loan Parties other than the US Borrower unconditionally and irrevocably guarantees the due and punctual payment by the US Borrower of the Secured Obligations, and each of the US Loan Parties unconditionally and irrevocably guarantees the due and punctual payment by the European Borrower of the Secured Obligations. Each of the US Loan Parties further agrees that the Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Secured Obligations. The Obligations of the US Loan Parties shall be joint and several.

(b) Each of the US Loan Parties waives presentation to, demand for payment from and protest to the Borrowers or any other US Loan Party, and also waives notice of protest for nonpayment. The Obligations of the US Loan Parties hereunder shall not be affected by (i) the failure of the Agent or a Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Loan Party under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver, foreclosure, invalidity or nonperfection of any security held by the Agent for the Secured Obligations or any of them; (v) the failure of the Agent or a Lender to exercise any right or remedy against any other Loan Party; or (vi) the release or substitution of any Loan Party or any other Person under any Loan Document.

(c) Each of the US Loan Parties further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Agent or a Lender to any security held for payment of the Secured Obligations or to any balance of any deposit, account or credit on the books of the Agent or a Lender in favor of the any Borrower or any other Loan Party, or to any other Person.

(d) Each of the US Loan Parties hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrowers and of any other Loan Party and any circumstances affecting the ability of the Borrowers or any other Loan Party to perform under this Agreement.

(e) Each US Loan Party’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any other instrument evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Secured Obligations which might otherwise constitute a defense to this Guaranty. Neither of the Agent, nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any US Loan Party in respect of the management and maintenance of the Secured Obligations.

Section 9.02. No Impairment of Guaranty. The obligations of the US Loan Parties hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations. Without limiting the generality of the foregoing, the obligations of the US Loan Parties hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the US Loan Parties or would otherwise operate as a discharge of the US Loan Parties as a matter of law, unless and until the Secured Obligations are paid in full.

Section 9.03. Subrogation. Upon payment by any US Loan Party of any sums to the Agent or a Lender hereunder, all rights of such US Loan Party against the Borrowers arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Secured Obligations. If any amount shall be paid to such US Loan Party for the account of a Borrower, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Secured Obligations, whether matured or unmatured.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. (a) Except in the case of notices, requests and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, requests and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to a Loan Party:

c/o Tower Automotive, LLC
299 Park Avenue
New York, NY 10171
Facsimile:	(212) 891-1541
Attention:	Dev B. Kapadia, Managing Director
Seth Gardner, Managing Director

and

c/o Tower Automotive Holdings USA, LLC
27275 Haggerty Road, Suite 680
Novi, MI 48377
Attention:	James Mallak, Chief Financial Officer
Facsimile:	(248) 675-6335
Attention:	Dennis C. Pike, Vice President
Facsimile:	(248) 675-6045

with a copy to (which shall not constitute notice):

Lowenstein Sandler PC
1251 Avenue of the Americas
New York, NY 10020
Facsimile:	(973) 597-2425
Attention:	Robert G. Minion, Esq.
Lowell A. Citron, Esq.

(ii) if to the Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of: Denise M. Ramon, (Telecopy No.: (713) 750-2938) with copies to (a) JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of: Richard Duker, (Telecopy No.: (212) 270-5127) and (b) JPMorgan Europe Ltd., 125 London Wall, Fl 9, London, UK EC2Y 5AJ, Attention of: James Beard, (Telecopy No.: (44-207) 777-2360).

(iii) if to the Issuing Lender, to it at the address most recently specified by it in notice delivered by it to the Agent and the Borrower, with a copy to the Agent as provided in clause (ii) above; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided, that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Agent and the applicable Lender. The Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02. Survival of Agreement, Representations and Warranties, Etc. All warranties, representations and covenants made by any Loan Party herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by any Lender or on its behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Loan Party hereunder with respect to the Borrower.

Section 10.03. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender of the affected Class (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (e) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment of any Class, the Loans of any Class at the time owing to it and its Deposit (if any)) with (A) the prior written consent (such consent not to be unreasonably withheld) of the Agent, provided that no consent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund and (B) notice to the Borrower(s).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $1,000,000 unless the Agent otherwise consents; provided that the Agent shall not consent to any assignment of Euro Commitments or Euro Loans if the aggregate amount of the Euro Commitments and Euro Loans to be assigned pursuant to such assignment is less than €50,000; provided further, that the immediately preceding provision shall not be applicable to the Agent if the proposed assignee represents to the reasonable satisfaction of the Agent that it is a Professional Market Participant (as defined in the Dutch Financial Supervision Act (Wet financieel toezicht));

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

(D) the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more individuals (each such individual, a “Credit Contact”) to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) in connection with each assignment of Deposit Exposure, the Deposit of the assignor Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article 2 to satisfy such assignee’s obligations in respect of LC Exposure. Each Deposit Lender agrees that immediately prior to each assignment (i) the Agent shall establish a new Deposit Sub-Account in the name of the assignee, (ii) a corresponding portion of the Deposit credited to the Deposit Sub-Account of the assignor Lender shall be purchased by the assignee and shall be transferred from the assignor’s Deposit Sub-Account to the assignee’s Deposit Sub-Account and (iii) if after giving effect to such assignment the Deposit Commitment of the assignor Lender shall be zero, the Agent shall close the Deposit Sub-Account of such assignor Lender.

For the purposes of this Section 10.03(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.03 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(e) or (f), 2.04(b), 2.18(d) or 10.05(c), the Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) In the event of an assignment of all or part of a Lender’s rights and obligations, such Lender expressly reserves, the rights, powers, privileges and actions that it enjoys under the French security interests in favor of its successors, in accordance with the provisions of articles 1278 and following of the French Civil Code.

(e) (i) Any Lender may, without the consent of the Borrower, the Agent or the Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment of any Class and the Loans of any Class owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.09(a) that affects such Participant. Subject to paragraph (e)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to such Section 8.08 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.03, disclose to the assignee or participant or proposed assignee or participant, any information relating to a Loan Party furnished to such Lender by or on behalf of a Loan Party; provided, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 10.04 or provisions no less restrictive than those contained in Section 10.04.

(h) The Borrowers hereby agree, to the extent set forth in the Commitment Letter, to actively assist and cooperate with the Agent in connection with the primary syndication of the Commitments.

Section 10.04. Confidentiality. Each of the Agent (which term for purposes of this Section 10.04 shall include the Arrangers and the Syndication Agent), the Issuing Lender and the Lenders agrees to keep any information delivered or made available by any Loan Party to it confidential from anyone other than persons employed or retained by them who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, that nothing herein shall prevent any of the foregoing parties from disclosing such information (i) to any of their employees, partners, officers, directors, agents, legal counsel, independent auditors, advisors or Affiliates (or to any of such Affiliates’ employees, partners, officers, directors, agents, legal counsel, independent auditors or advisors) or to any other Lender, provided such Person agrees to keep such information confidential to the same extent required hereunder, (ii) to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, provided such Person agrees to keep such information confidential to the same extent required hereunder, (iii) to any rating agency when required by it, provided such Person agrees to keep such information confidential to the same extent required hereunder, (iv) upon the order of any court or administrative agency, (v) upon the request or demand of any regulatory or self-regulatory agency or authority, (vi) which has been publicly disclosed other than as a result of a disclosure by any of the foregoing parties which is not permitted by this Agreement, (vii) in connection with any litigation to which the Arrangers, the Agent, the Syndication Agent, the Issuing Lender, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (viii) to the extent reasonably required in connection with the exercise of any remedy hereunder, and (ix) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 10.03(g). The Agent, the Issuing Lender and each Lender shall use reasonable efforts to notify the Borrowers prior to making any disclosure under clauses (iv) and (vii) of this Section 10.04, unless prohibited by law, regulation or order of any court or administrative agency. In addition, the Arrangers, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Arrangers, the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL

NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 10.05. Expenses; Indemnity; Damage Waiver. (a) (i) The Borrowers shall pay or reimburse: (x) all reasonable fees and reasonable out of pocket expenses of the Arrangers, the Agent and the Syndication Agent (including the reasonable fees, disbursements and other charges of Davis Polk & Wardwell (“DPW”), special counsel to the Arrangers, and any other counsel retained by DPW or the Arrangers) associated with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (y) all reasonable fees and reasonable out of pocket expenses of the Agent and the Arrangers (including the reasonable fees, disbursements and other charges of DPW, special counsel to the Arrangers, and any other counsel retained by DPW or the Arrangers) and the Lenders in connection with the enforcement of the Loan Documents.

(ii) The Borrowers shall pay or reimburse (x) all reasonable fees and reasonable expenses of the Agent and the Arrangers and their internal and third-party auditors, appraisers and consultants incurred in connection with the (i) initial and ongoing appraisals and collateral field examinations, (ii) monthly and other monitoring of assets and (iii) other miscellaneous disbursements; and (y) all reasonable fees and reasonable expenses of the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand or any payment thereunder.

All payments or reimbursements pursuant to the foregoing clauses (a)(i) and (ii) shall be payable promptly upon written demand together with back-up documentation supplying such reimbursement request.

(b) The Borrowers shall indemnify the Agent, the Arrangers, the Syndication Agent, the Issuing Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Holdco Group, or any Environmental Liability related in any way to the Holdco Group, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Agent, the Arrangers, the Syndication Agent, the Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent , the Arrangers, the Syndication Agent or the Issuing Lender, as the case may be, its pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, the Arrangers, the Syndication Agent or the Issuing Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans at the time.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Each Loan Party will, promptly on request of any Lender incorporated in the Republic of Poland, indemnify such Lender for any amounts it is required to pay to the Bank Guarantee Fund as a result of entering into any Loan Document or funding or performing its obligations under any Loan Document. A Lender intending to make a claim under this Section 10.05(e) must, within 30 days of the date on which the relevant payment to the Bank Guarantee Fund is made, notify the Loan Parties of the circumstances giving rise to, and the amount of, the claim. For purposes of this Section 10.05(e), “Bank Guarantee Fund” has the meaning given to it in the Polish Act on the Bank Guarantee Fund dated 14 December 1994 (unified text in the Journal of Laws of 2007, No. 70, item 474).

Section 10.06. Choice of Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL (UNLESS OTHERWISE SPECIFIED THEREIN) IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.07. No Waiver. No failure on the part of the Agent, the Arrangers, the Issuing Lender or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.08. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 10.09. Amendments, Etc.

(a) No modification, amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the signed written consent of the Required Lenders); provided, however, that no such modification or amendment shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the Commitment of or decrease or extend the date for payment of any Fees to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.18, the provisions of Section 10.03(a)(i), the provisions of this Section or the definition of the term “Required Lenders” without the prior written consent of each Lender, (iv) release all or substantially all of the Liens granted to the Agent hereunder or under any other Loan Document, or release all or substantially all of the Guarantors without the prior written consent of each Lender or (v) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans or Commitments of one Class differently from the rights of Lenders holding Loans or Commitments of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and Commitments of each adversely affected Class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Issuing Lender hereunder or under any other Loan Document without the prior written consent of the Agent or the Issuing Lender, as applicable. No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.03(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against any Loan Party unless (i) in the case of an amendment to this Agreement other than to Article 9 hereof, such amendment is signed by the Borrowers and (ii) in the case of an amendment to Article 9 of this Agreement, such amendment is signed by such Loan Party.

(b) Notwithstanding anything to the contrary contained in Section 10.09(a), in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Super-majority Lenders (as hereinafter defined), then with the consent of the Borrower and the Super-majority Lenders, the Borrower and the Super-majority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment(s) of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment(s) of one or more of the Super-majority Lenders, so that the total amount of the Commitments, after giving effect to such amendment shall be in the same amount as the Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Super-majority Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate. As used herein, the term “Super-majority Lenders” shall mean, at any time, Lenders having Loans, LC Exposure and unused Commitments representing at least 66-2/3% of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time.

(c) The Agent, the Issuing Lender and the Lenders agree that a Subsidiary Guarantor shall be released from its guarantee of the Secured Obligations pursuant to Article 9 hereof (and shall cease to be a Subsidiary Guarantor) upon consummation of any transaction permitted under this Agreement that results in it ceasing to be a direct or indirect Domestic Subsidiary of the US Borrower (it being understood that the release of any Subsidiary Guarantor that is a Foreign Subsidiary from its obligations pursuant to a Foreign Subsidiary Guarantee shall be governed exclusively by the provisions of such Foreign Subsidiary Guarantee). The Agent, the Issuing Lender and the Lenders also agree that the Liens granted to the Agent on any Collateral pursuant to the Security Documents shall be automatically released (i) to the extent the property constituting such Collateral is owned by any Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its guarantee of the Secured Obligations in accordance with the preceding sentence, (ii) upon the sale or other disposition of such Collateral to any Person that is not (and is not required to be) a Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) and (iii) as is in the judgment of the Agent required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Agent pursuant to the Security Documents. The Lenders hereby authorize the Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Section 10.10. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.11. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 10.12. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.05 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.13. Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. This Agreement and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14. Prior Agreements. This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any Loan Party and any Lender or the Agent prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement (except as otherwise expressly provided in the Commitment Letter and the fee letter referred to therein).

Section 10.15. Further Assurances. Whenever and so often as reasonably requested by the Agent, the Loan Parties will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Agent all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

Section 10.16. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

Section 10.17. Jurisdiction; Consent To Service Of Process.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or, except to the extent expressly provided therein, any other Loan Document in any court referred to in paragraph (a) of this Section 10.17. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.18. Waiver of Jury Trial. EACH OF THE US BORROWER, THE EURO BORROWER, THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 10.19. Intercreditor Agreement. Reference is made to the Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens and the priorities in respect of the application of proceeds arising from any enforcement action with respect to the Collateral provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Agent to enter into the Intercreditor Agreement as Representative and on behalf of such Lender. The foregoing provisions are intended as an inducement to the Lenders and to the lenders under the Other Loan Documents to extend credit to the Borrowers and to permit the incurrence of Indebtedness under this Agreement and the Other Loan Documents, and such lenders are intended third party beneficiaries of such provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

Borrowers:

TOWER AUTOMOTIVE HOLDINGS USA, LLC, as US Borrower

By:	/s/ Dev. B. Kapadia
Name: Dev B. Kapadia
Title: President

TOWER AUTOMOTIVE HOLDINGS EUROPE B.V., as European Borrower

By:	/s/ J.C.A. Van Beek
Name: J.C.A. Van Beek
Title: Managing Director

By:	/s/ B.S. Hummel
Name: B.S. Hummel
Title: Managing Director

Other US Loan Parties:

TOWER AUTOMOTIVE, LLC

By:	/s/ Dev. B. Kapadia
Name: Dev B. Kapadia
Title: President

TOWER AUTOMOTIVE HOLDINGS I, LLC

By:	/s/ Dev. B. Kapadia
Name: Dev B. Kapadia
Title: President

TOWER AUTOMOTIVE HOLDINGS USA, LLC

By:	/s/ Dev. B. Kapadia
Name: Dev B. Kapadia
Title: President

TOWER AUTOMOTIVE HOLDINGS II(a), LLC

By:	/s/ Dev. B. Kapadia
Name: Dev B. Kapadia
Title: President

TOWER AUTOMOTIVE HOLDINGS II(b), LLC

By:	/s/ Dev. B. Kapadia
Name: Dev B. Kapadia
Title: President

Other US Loan Parties:

TOWER AUTOMOTIVE OPERATIONS USA I, LLC

By:	/s/ Dev. B. Kapadia
Name: Dev B. Kapadia
Title: President

TOWER AUTOMOTIVE OPERATIONS USA II, LLC

By:	/s/ Dev. B. Kapadia
Name: Dev B. Kapadia
Title: President

TOWER AUTOMOTIVE OPERATIONS USA III, LLC

By:	/s/ Dev. B. Kapadia
Name: Dev B. Kapadia
Title: President